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                                                                   EXHIBIT _____




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                                CREDIT AGREEMENT
                           dated as of July 27, 1998


                                     among


                                VERITAS DGC INC.
                                  as Borrower


                                      and


                             BANK ONE, TEXAS, N.A.
                           as Issuing Bank, as a Bank
                           and as Agent for the Banks


                                      and


                                   the Banks
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                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT, dated as of July 27, 1998 (this "Agreement"), is among VERITAS DGC INC., a Delaware corporation ("Borrower"), each of the banks or other lending institutions which is or which may from time to time become a signatory hereto or any successor or assignee thereof (individually, a "Bank" and, collectively, the "Banks") and BANK ONE, TEXAS, N.A., a national banking association as issuing bank (in such capacity, together with its successors in such capacity, the "Issuing Bank") and as agent for itself, the Issuing Bank and the other Banks (in such capacity, together with its successors in such capacity, the "Agent").

                               R E C I T A L S :

         The Borrower has requested the Banks to extend credit in the form of a revolving credit facility not to exceed $50,000,000.00 outstanding at any time under which the Borrower may request (i) Advances and (ii) Letters of Credit (subject to a $15,000,000.00 sublimit). The Banks are willing to make such credit facility available to the Borrower upon the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I.

         Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

                 "AAA" has the meaning given to such term in Section 14.20 of this Agreement.

                 "Additional Costs" has the meaning given to such term in
         Section 5.2.

                 "Adjusted LIBOR Rate" means, for any LIBOR Advance for any Interest Period therefor, the rate per annum determined by the Agent to be equal to the LIBOR Rate for such LIBOR Advance for such Interest Period divided by 1 minus the Reserve Requirement for such LIBOR Advance for such Interest Period.

                 "Advance" means an advance of funds by the Agent on behalf of the Banks to the Borrower pursuant to Article II and includes, as applicable, a Prime Rate Advance or a LIBOR Advance.

                 "Advance Request Form" means a certificate, in substantially the form attached hereto as Exhibit "E",
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         properly completed and signed by an Authorized Representative requesting an Advance.

                 "Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds twenty five percent (25%) or more of any class of voting stock of such Person; or
         (c) twenty five percent (25%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall any of the Agent, the Issuing Bank and the Banks be deemed an Affiliate of Borrower or any of its Subsidiaries.

                 "Agent" has the meaning given to such term in the first paragraph of this Agreement.

                 "Applicable Lending Office" means for each Bank and each Type of Advance, the Lending Office of such Bank (or of an Affiliate of such Bank) designated for such Type of Advance below its name on the signature pages hereof or such other office of the Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to Borrower as the office by which its Advances of such Type are to be made and maintained.

                 "Applicable Rate" means (a) during the period that an Advance is a Prime Rate Advance, the sum of the Prime Rate plus the Prime Rate Margin from time to time in effect; and (b) during the period that an Advance is a LIBOR Advance, the sum of the Adjusted LIBOR Rate plus the LIBOR Margin from time to time in effect.

                 "Asia Pacific" means Veritas DGC Asia Pacific, Ltd., a Delaware corporation, and its successors and assigns.

                 "Assignee" has the meaning given to such term in Section
         14.8(b).

                 "Authorized Representative" means any officer or employee of the Borrower who has been designated in writing by the Borrower to the Agent to be an Authorized Representative.

                 "Bank" has the meaning given to such term in the first paragraph of this Agreement.





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                 "Basle Accord" means the proposals for risk-based capital
         framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, supplemented and otherwise modified and in effect from time to time, or any replacement thereof.

                 "Borrower" has the meaning given to such term in the first paragraph of this Agreement.

                 "Borrowing Base" means, at any particular time, an amount equal to the sum of (a) eighty percent (80%) of Eligible Domestic/Domestic Accounts, plus (b) seventy percent (70%) of Eligible Domestic/Foreign Accounts, plus (c) fifty percent (50%) of Eligible Foreign/Foreign Accounts; provided that all accounts not payable in Dollars shall be calculated at the applicable Exchange-Rate.

                 "Borrowing Base Report" means a report regarding the Borrowing Base in form and substance satisfactory to the Agent, properly completed and delivered or to be delivered to the Agent pursuant to this Agreement.

                 "Business Day" means (a) any day on which commercial banks are not authorized or required to close in Houston, Texas, and (b) with respect to all borrowings, payments, Conversions, Continuations, Interest Periods, and notices in connection with LIBOR Advances, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

                 "Calculation Period" means, as of the last day of any Fiscal Quarter, the period of four Fiscal Quarters ended as of such date.

                 "Capital Expenditures" means, for any Person, all expenditures for assets which, in accordance with GAAP, are properly classified as equipment, real property, improvements, fixed assets or a similar type of capitalized asset and which would be required to be capitalized and shown on the balance sheet of such Person.

                 "Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall





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         be the capitalized amount thereof, determined in accordance with GAAP.

                 "Cash Equivalent Investment" means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, corporate demand notes or other debt securities having a maturity or tender right less than one year from the date of issuance thereof, in each case (unless issued by a Bank or its holding company) rated in one of the two highest rating categories by Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000.00, (d) any repurchase agreement entered into with any Bank (or other commercial banking institution of the stature referred to in clause
         (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder and (e) investments in short-term asset management accounts offered by any Bank for the purpose of investing in loans to any corporation (other than the Borrower or an Affiliate of the Borrower), state or municipality, in each case organized under the laws of any state of the United States or of the District of Columbia.

                 "Cash Reserves" means for any Person amounts held by such Person in Cash or Cash Equivalent Investments.

                 "Cash Taxes" means, for any Person, the sum of all cash income taxes paid or required to be paid during the period in question, as determined in accordance with GAAP applied consistently.

                 "Charge Debenture (Malaysia)" means a charge debenture of Digicon (Malaysia) in favor of the Agent, in substantially the form of Exhibit "C-3" attached hereto, as the same may be amended, supplemented or modified from time to time.

                 "Charge Debenture (U.K.)" means a charge debenture of Geophysical Limited in favor of the Agent, in substantially the form of Exhibit "C-4" attached hereto with appropriate completions, as the same may be amended, supplemented or modified from time to time.





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                 "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

                 "Collateral" has the meaning given to such term in Section
         6.1.

                 "Commitment" means, as applicable, the Revolving Credit Commitments.

                 "Compliance Certificate" means a certificate, in substantially the form of Exhibit "F" attached hereto, properly completed and signed by the Borrower in connection with Section 9.1(c).

                 "Consolidated Current Assets" means, at any particular time, all amounts which, in conformity with GAAP, would be included as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries.

                 "Consolidated Current Liabilities" means, at any particular time, all amounts which, in conformity with GAAP, would be included as current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries.

                 "Consolidated Liabilities" means, at any particular time, all amounts which, in conformity with GAAP, would be included as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries.

                 "Consolidated Net Income" means, for any period, the consolidated net income (or loss) after income and franchise taxes determined in conformity with GAAP of the Borrower and its Subsidiaries.

                 "Consolidated Net Tangible Assets" means, at any date, the aggregate amount of assets included on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries, less
         (a) without duplication, applicable reserves and other properly deductible items and goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and
         (b) Consolidated Current Liabilities (other than current liabilities constituting Indebtedness for borrowed money).

                 "Consolidated Tangible Net Worth" means, at any particular time, all amounts which, in conformity with GAAP, would be included as Stockholders' Equity on a consolidated balance sheet of the Borrower and its Subsidiaries; provided, however, there shall be excluded therefrom intangible assets (other than the Data Library), including:
         (a) any amount at which shares of capital stock of the Borrower appear as an





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         asset on the Borrower's balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, and
         (c) loans (to the extent that such are not fully secured) to any stockholder, director, officer, or employee of the Borrower or any Affiliate of the Borrower.

                 "Contingent Liabilities" means, as applied to any Person, those direct or indirect liabilities of that Person which in conformity with GAAP, would be included as liabilities of that Person on a consolidated balance sheet of the Borrower and its Subsidiaries, with respect to any Debt, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Contingent Liabilities shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Liabilities are made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                 "Continue," "Continuation," and "Continued" shall refer to the continuation pursuant to Section 4.9 of a LIBOR Advance as a LIBOR Advance from one Interest Period to the next Interest Period.

                 "Convert," "Conversion," and "Converted" shall refer to a conversion pursuant to Section 4.9 or Article V of one Type of Advance into another Type of Advance.

                 "Credit Request" has the meaning in Section 3.2 hereof.

                 "Current Maturities" means as to any Person, at any date, the current maturities of Funded Debt (other than the Advances) determined in accordance with GAAP applied consistently.





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                 "Current Ratio" means, at any particular time, the ratio of
         Consolidated Current Assets to Consolidated Current Liabilities.

                 "Data Library" means all of each of Borrower's and the Guarantors' library of proprietary seismic reports and other data.

                 "Debt" means as to any Person at any time (without duplication as to such Person and as to such Person's Subsidiaries): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than one hundred twenty (120) days or which are being contested in good faith and for which adequate reserves have been established, (d) all Capital Lease Obligations of such Person, (e) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments, (g) all liabilities of such Person in respect of unfunded vested benefits under any Plan, and (h) all Contingent Liabilities.

                 "Default" means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

                 "Default Rate" means the lesser of (a) the Applicable Rate plus three percent (3%) and (b) the Maximum Rate.

                 "Digicon (Malaysia)" means Digicon (Malaysia) Sdn. Bhd., a company organized under the laws of the Federation of Malaysia, and its successors and assigns.

                 "Disputes" has the meaning given to such term in Section 16.20 of this Agreement.

                 "Dividends" means as to any Person, for any period, dividends or other payments or distributions (in cash, property or obligations) paid or made, as applicable, on account of the capital stock of such Person, determined in accordance with GAAP applied consistently to any Person other than Digicon (Malaysia) or one of the Subsidiaries.





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                 "Dollars" and "$" mean lawful money of the United States of
         America.

                 "EBITDA" means as to any Person, for any period, the sum of Consolidated Net Income for such period plus Interest Expense, Cash Taxes and Non-Cash Charges to the extent deducted from Consolidated Net Income in such period.

                 "Effective Date" the date on which all the conditions precedent set forth in Section 7.1 have been satisfied or waived in writing by the Agent and the Banks.

                 "Eligible Assignee" means any commercial bank, savings and loan association; savings bank, finance company, insurance company, pension fund, mutual fund, or other financial institution (whether a corporation, partnership, or other entity) acceptable to the Agent, and having combined capital and surplus of at least $500,000,000.

                 "Eligible Domestic/Domestic Accounts" means, at any time, all aggregate trade accounts and trade accounts receivable of the Borrower, Geophysical Corp., Land and other Guarantors designated by the Borrower that are created in the ordinary course of business and satisfy the following minimum conditions:

                          (a) The account complies with all applicable laws, rules, and regulations, including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z of the Board of Governors of the Federal Reserve System;

                          (b) The account has not been outstanding for more than ninety (90) days past the original due date of the related invoice and one hundred twenty (120) days have not expired since the date of the related invoice;

                          (c)     The account was created in connection with
                 (i) the sale of goods by such Person in the ordinary course of business and such sale has been consummated and such goods have been shipped and delivered to and received by the account debtor, or (ii) the performance of services by such Person in the ordinary course of business and such services have been completed and accepted by the account debtor;

                          (d) The account arises from an enforceable contract, the performance of which either (i) has been completed by such Person, or (ii) has been partially completed with respect to accounts which give rise to progress payments; provided that only that portion of





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                 such account for which performance has been completed is
                 eligible;

                          (e) The account does not arise from the sale of any goods that is on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis;

                          (f) Such Person has good and indefeasible title to the account and the account is not subject to any Lien except (as provided in Section 6.3) perfected first priority Liens in favor of the Agent;

                          (g)     The account is not subject to any
                 "contra-account", setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment; provided, however, that so long as the account debtor is not refusing or failing timely to pay the balance of the amounts owed by it to such Person with respect to the subject account, then there shall be excluded from eligibility only that portion of the subject account that is the subject of such "contra-account," set off, counterclaim, defense, dispute, recoupment or adjustment;

                          (h) The account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;

                          (i) The account is not evidenced by chattel paper or an instrument;

                          (j) The account debtor has not retained or refused to retain, or otherwise notified such Person of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the account arose; provided, however, that so long as the account debtor is not refusing or failing timely to pay the balance of the amounts owed by it to such Person with respect to the subject account or other accounts, then there shall be excluded from eligibility only that portion of the subject account that is subject of such retention, refusal, notice or claim;

                          (k) The account is not owed by an Affiliate of such Person or any employee of such Person or of any such Affiliate;





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                          (l)     The account is payable in Dollars by the
                 account debtor;

                          (m) The account shall be ineligible if more than twenty-five percent (25%) of the aggregate balances then outstanding on accounts owed by such account debtor and its Affiliates to such Person are more than one hundred twenty
                 (120) days past due from the due dates of their original invoices or if more than one hundred fifty (150) days have expired from the dates of the original invoices;

                          (n) The account shall be ineligible if the account debtor is the United States of America, any state or municipality, or any department, agency, or instrumentality of the foregoing;

                          (o) The account shall be ineligible if the account is owed by an account debtor not a resident of the United States of America;

                          (p) That portion of the aggregate amount of accounts owed by any one account debtor which is in excess of twenty percent (20%) of the then aggregate amount of all Eligible Domestic/Domestic Accounts, Eligible Domestic/Foreign Accounts and Eligible Foreign/Foreign Accounts shall be ineligible;

                          (q) Accounts which arise out of or are bill and holds, retentions and prebillings shall be ineligible;

                          (r) The account has not been otherwise determined by the Agent in its reasonable discretion to be ineligible because of the credit worthiness of the account debtor; and

                          (s) If an Event of Default has occurred, the account is subject to a first priority Lien in favor of the Agent, subject to the provisions of Section 6.3.

                 "Eligible Domestic/Foreign Accounts" means, at any time, all aggregate accounts of the Borrower, Geophysical Corp., Land and other Guarantors designated by the Borrower that (a) are created in the ordinary course of business and which would constitute Eligible Domestic/Domestic Accounts according to the definition thereof but for either or both of the requirements set forth at paragraph (o) of such definition that such account is not eligible if it is owed by an account debtor not resident in the United States and at paragraph (l) of such definition that such account is not eligible if it is not payable in Dollars, and (b) if such accounts are governed by the law of a jurisdiction other than one of the states of





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         the United States, (i) are not subject to contractual restrictions of the rights to payment thereunder, or (ii) the Borrower, Geophysical Corp. or Land, as applicable, has obtained written consent to its assignment of the rights to payment thereunder from the account debtor and has provided a copy thereof to the Agent, or (iii) the Agent has received satisfactory legal advice that such restrictions are unenforceable.

                 "Eligible Foreign/Foreign Accounts" means, at any time, all aggregate accounts of Geophysical Limited, Asia Pacific, the Partnership, Digicon (Malaysia) and other Guarantors designated by the Borrower that (a) are created in the ordinary course of business and which would constitute Eligible Domestic/Domestic Accounts according to the definition thereof set forth in this Section 1.01 but for any or all of the requirements that (i) the account be owed to the Borrower, Geophysical Corp. and Land and not Geophysical Limited, the Partnership and Asia Pacific, (ii) the account be payable in Dollars,
         (iii) the account be owed by an account debtor resident in the United States of America, and (b) if such accounts are governed by the law of a jurisdiction other than one of the States of the United States or England (i) are not subject to contractual restrictions of the rights to payment thereunder, or (ii) Geophysical Limited, Asia Pacific, the Partnership or Digicon (Malaysia), as applicable, has obtained written consent to the assignment of the rights to payment thereunder from the account debtor and has provided the Agent with a copy thereof, or
         (iii) the Agent has received satisfactory legal advice that such restrictions are unenforceable.

                 "Environmental Law" means any and all foreign, federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as such laws, regulations, and requirements may be amended or supplemented from time to time.

                 "Environmental Liabilities" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and





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         interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

                 "ERISA Affiliate" means any corporation or trade or business which is or has been a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is or has been under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

                 "Euroseis" means Euroseis, Inc., a Delaware corporation, and its successors and assigns.

                 "Event of Default" has the meaning specified in Section 12.1.

                 "Exchange Rate" means and refers to the nominal rate of exchange available to the Agent in a chosen foreign exchange market for the purchase by the Agent at 11:00 A.M., Houston, Texas time, three (3) Business Days prior to any date of determination, expressed as the number of units of such currency per one Dollar.

                 "Federal Funds Rate" means, for any day, the rate per annum, (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published on such next succeeding Business Day, the Federal Funds Rate for any day shall be the average rate charged to the Agent on such day on such transactions as determined by the Agent.

                 "Fiscal Quarter" means a fiscal quarter of a Fiscal Year.





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                 "Fiscal Year" means the fiscal year of the Borrower and its
         Subsidiaries, which period is the twelve (12) month period ending on July 31 of each year.

                 "Fixed Charge Coverage Ratio" means as to any Person, at any date (a) EBITDA for the Calculation Period (i) minus Cash Taxes for the Calculation Period, and (ii) plus Cash Reserves as of such date, divided by (b) the sum of (i) Current Maturities as of such date, (ii) Interest Expense for the Calculation Period, and (iii) non-financed Capital Expenditures incurred by Borrower and its Subsidiaries during the Calculation Period.

                 "Funded Debt" means, at any time, the aggregate obligations of the Borrower and its Subsidiaries (determined on a consolidated basis) for Debt for borrowed money, including, without limitation, Capital Lease Obligations.

                 "Funded Debt to Capitalization Ratio" means, at any time, (a) Funded Debt (other than Subordinated Debt) divided by (b) the sum of
         (i) Funded Debt plus (ii) Stockholders Equity plus (iii) Subordinated Debt.

                 "Funded Debt to EBITDA Ratio" means, at any time, (a) Funded Debt divided by (b) EBITDA for the Calculation Period.

                 "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

                 "Geophysical Corp." means Digicon Geophysical Corp., a Delaware corporation, and its successors and assigns.

                 "Geophysical Limited" means Veritas DGC, Ltd., a company organized under the laws of England and Wales, and its successors and assigns.

                 "Governmental Authority" means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

                 "Guarantors" means all the Material Subsidiaries, and "Guarantor" means any one of the Guarantors. The Guarantors as of the Effective Date are listed on Schedule 1.1.B.

                 "Guaranty Agreement" means a guaranty agreement executed by each Guarantor in favor of the Agent, in substantially the form attached hereto as Exhibit "D" with appropriate completions, as the same may be amended, supplemented, or modified from time to time, and Guaranty Agreements means more than one Guaranty Agreement.

                 "Hazardous Material" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

                 "Indenture" means the Indenture dated October 23, 1996 between Borrower and Fleet National Bank, a national banking association, as such Indenture existed on October 23, 1996, without taking into account any amendments, modifications, thereof or supplements thereto, unless such amendment, modification or supplement has the effect of increasing the Maximum Bank Credit Amount, increasing the Permitted Subsidiary Indebtedness, or eliminating or reducing the restrictions contained in the Indenture with respect to incurring Indebtedness to the Banks or securing such Indebtedness to the Banks.

                 "Indebtedness" shall have the meaning given to such term in the Indenture.

                 "Interest Expense" means the sum of all cash interest expense paid or required by its terms to be paid during the period in question, as determined in accordance with GAAP applied consistently, with respect to the Funded Debt of a Person or any portion thereof.

                 "Interest Period" means, with respect to LIBOR Advances, each period commencing on the date such Advances are made or Converted from Advances of another Type or, in the case of each subsequent, successive Interest Period applicable to a LIBOR Advance, the last day of the next preceding Interest Period with respect to such Advance, and ending on that day which is thirty (30), sixty (60) or ninety (90) days thereafter, as the Borrower may select as provided in Section 4.1 or 4.9 hereof. Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day; (b) any Interest Period which would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date; (c) no more than three Interest Periods for each LIBOR Advance shall be in effect at the same time; and (d) no Interest Period for any LIBOR Advances shall have a duration of less than thirty (30) days and, if the Interest Period for any LIBOR Advance would otherwise be a shorter period, such Advance shall be a Prime Rate Advance.

                 "Land" means Veritas DGC Land Inc., a Delaware corporation, and its successors and assigns.

                 "Letter of Credit" means a standby Letter of Credit issued pursuant to Article III of this Agreement and "Letters of Credit" means more than one Letter of Credit.

                 "Letter of Credit Agreements" means the application and letter of credit agreements and other documents, if any, then required by the Issuing Bank now or hereafter executed by the Borrower, such agreements to be on the Issuing Bank's standard form (with such changes thereto as the Borrower and the Issuing Bank may agree from time to time) and completed in form and substance satisfactory to the Issuing Bank.

                 "Letter of Credit Liabilities" means, at any time, the aggregate undrawn face amounts of all outstanding Letters of Credit in Dollars calculated at the applicable Exchange Rate.

                 "LIBOR Advances" means Advances the interest rates on which are determined on the basis of the rates referred to in the definition of "Adjusted LIBOR Rate".

                 "LIBOR Margin" has the meaning given to such term in Schedule 1.1.A.

                 "LIBOR Rate" means, for any LIBOR Advance for any Interest Period therefor, the rate per annum offered for Dollar deposits of not less than $1,000,000.00 for a period of time equal to such Interest Period as of 11:00 A.M. City of London, England time two (2) London Business Days prior to the first date of such Interest Period as shown on the display designated as "British Bankers Assoc. Interest Settlement Rates" on the Telerate System ("Telerate"), Page 3750 or Page 3740, or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate; provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently determined by the Agent from an alternate, substantially similar independent source available to the Agent or shall be calculated by the Agent by a substantially similar methodology as that theretofore used to determine such offered rate in Telerate.

                 "Lien" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

                 "Loan Documents" means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

                 "London Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England.

                 "Material Adverse Effect" means (a) a material adverse effect on (i) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their respective obligations under this Agreement or any of the other Loan Documents, or (iii) the validity or enforceability of this Agreement or any of the other Loan Documents, or the rights or remedies of the Agent, the Banks or the Issuing Bank hereunder or thereunder or (b) civil or criminal liability for the Agent or the Banks under Environmental Laws.

                 "Material Subsidiary" means any Subsidiary whose total assets have a value (determined in accordance with GAAP) which exceeds $25,000,000.00 for a period of ninety (90) consecutive days or more.

                 "Maximum Bank Credit Amount" has the meaning given to such term in the Indenture.

                 "Maximum Rate" means, with respect to any Bank and the holder of any Revolving Credit Note, the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the indebtedness created under this Agreement, the Revolving Credit Notes or any other Loan Document under the laws which are presently in effect in the United States and the State of Texas applicable to the Banks, such holders and such indebtedness or, to the extent permitted by law, under such applicable laws of the United States and the State of Texas which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. To the extent that Chapter 303 of the Texas Finance Code (the "Code"), is relevant to any Bank or any holder of any Revolving Credit Note for the purposes of determining the

         Maximum Rate, each such Person shall determine such applicable legal rate under the Code pursuant to the "weekly ceiling," from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in Chapter 303 of the Code, and further subject to any right such Person may have subsequently, under applicable law, to change the method of determining the Maximum Rate. If no Maximum Rate is established by applicable law, then the Maximum Rate shall be equal to eighteen percent (18%).

                 "Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any predecessor thereto or any ERISA Affiliate and which is covered by Title IV of ERISA.

                 "Non-Cash Charges" means as to any Person, for any period, depreciation, amortization and other non-cash charges (including amortization of the capitalized balance of the Data Library), determined in accordance with GAAP applied consistently.

                 "Notice of Conversion/Continuation" means a certificate, substantially in the form of Exhibit "H" hereto, properly completed and signed by an Authorized Officer that an Advance is being Converted to, or Continued as, a LIBOR Advance.

                 "Obligated Party" means each Guarantor or any other Person who is or becomes party to any agreement pursuant to which such Person guarantees or secures payment and performance of the Obligations or any part thereof.

                 "Obligations" means all obligations, indebtedness, and liabilities of the Borrower to the Agent, the Issuing Banks and the Banks, or any of some of them, arising pursuant to any of the Loan Documents, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities of the Borrower under this Agreement and the other Loan Documents (including, without limitation, all of Borrower's contingent reimbursement obligations in respect of Letters of Credit), and all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof

                 "Parties" has the meaning given to such term in Section 14.20.

                 "Partnership" means Veritas Energy Services Partnership, an Alberta general partnership, and its successors and assigns.

                 "Payment Date" means, (a) in the case of Prime Rate Advances, the last day of each March, June, September and December, commencing September 30, 1998, (b) in the case of LIBOR Advances the last day of each Interest Period therefor, and (c) in the case of all Advances, the Revolving Credit Termination Date.

                 "Payor" has the meaning given to such term in Section 4.6.

                 "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

                 "Percentage" means at any time with respect to any Bank, such Bank's portion, expressed as a percentage, of the aggregate Revolving Credit Commitments.

                 "Permitted Liens" has the meaning assigned to it in Section
         10.2.

                 "Permitted Subsidiary Indebtedness" means, with respect to Restricted Subsidiaries, Indebtedness in an aggregate principal amount outstanding up to the amount, if any, by which (a) ten percent (10%) of Consolidated Net Tangible Assets exceeds (b) the greater of (i) $20,000,000.00 or (ii) the aggregate principal amount of outstanding Indebtedness of Borrower incurred pursuant to Section 10.11(a) of the Indenture which is secured as permitted by the Indenture.

                 "Person" means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

                 "Plan" means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate.

                 "Prime Rate" means, at any time, the rate of interest per annum then most recently published in The Wall Street Journal (or any successor publication if The Wall Street Journal is no longer published) in the "Money Rates" section (or such successor section) as the "Prime Rate." If a range of prime interest rates per annum is so published, "Prime Rate" shall mean the highest rate per annum in such published range. If the definition of "Prime Rate" is no longer published in The Wall Street Journal (or any successor publication), "Prime Rate" shall mean, at any time, the rate of interest per annum then most recently established by the Agent as its prime rate or equivalent base rate. Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect without notice to the Borrower or any Guarantor at the time of such change in the Prime Rate.

                 "Prime Rate Advances" means Advances that bear interest at rates based upon the Prime Rate.

                 "Prime Rate Margin" see Schedule 1.1.A.

                 "Principal Office" means the respective principal office of the Agent, the Issuing Banks and the Banks, presently located for such Persons at the addresses shown under the signature line of such Persons in this Agreement.

                 "Prohibited Transaction" means any transaction set forth in
         Section 406 of ERISA or Section 4975 of the Code.

                 "Quarterly Fee Payment Date" means the last day of each March, June, September, and December of each year, the first of which shall be September 30, 1998.

                 "Register" has the meaning assigned to it in Section 14.8(d).

                 "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

                 "Regulatory Change" means, with respect to a Bank, any change after the date of this Agreement in United States federal, state, or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including such Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                 "Release" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

                 "Remedial Action" means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations in post-remedial monitoring and care.

                 "Reportable Event" means any of the events set forth in
         Section 4043 of ERISA.

                 "Required Banks" means Banks having Percentages aggregating sixty six and two thirds percent (66 2/3%) or more, but not less than two Banks.

                 "Reserve Requirement" means, for any LIBOR Advance for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency Liabilities" as such term is used in Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Adjusted LIBOR Rate is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Advances.

                 "Restricted Subsidiary" has the meaning given to such term in the Indenture. The Restricted Subsidiaries as of the Effective Date as listed on Schedule 1.1.C.

                 "Revolving Credit Commitment" means as to each Bank, the obligation of such Bank to make (a) Advances and (b) subject to applicable sublimits, to purchase participations in Letters of Credit pursuant to Section 3.5, in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Bank on the signature pages hereto under the heading "Revolving Credit Commitment," or on the signature pages of an Assignment and Acceptance, as the case may be, as such amount may be reduced pursuant to Section 2.7 or terminated pursuant to Section 2.7 or Section 12.2.

                 "Revolving Credit Notes" means the promissory notes of the Borrower payable to the order of the Banks, in substantially the form attached hereto as Exhibit "A" with appropriate completions, and all extensions, renewals, replacements, modifications, supplements or rearrangements thereof from time to time, and "Revolving Credit Note" means any one of the Revolving Credit Notes.

                 "Revolving Credit Termination Date" means 11:00 A.M. Houston, Texas time on July 27, 2001, or such earlier date and time on which the Revolving Credit Commitment terminates as provided in this Agreement.

                 "RICO" means the Racketeer Influenced and Corrupt Organization Act of 1970, as amended from time to time.

                 "Secured Obligations" means (a) while the Indenture is in effect, the Obligations other than that portion of principal amount of the Obligations which exceeds, at the time of the determination thereof, the greater of (i) the greater of (A) ten percent (10%) of Consolidated Net Tangible Assets, or (B) the Maximum Bank Credit Amount and (ii) any less restrictive prohibition as may be found in the Indenture as a result of an amendment to the Indenture that would constitute an amendment to the Indenture under the definition of Indenture found in this Agreement and (b) after the termination of the Indenture, or after the elimination of the applicable restrictions therein contained regarding the granting of Liens by Restricted Subsidiaries to secure Indebtedness to the Banks and the incurrence of Indebtedness to the Banks, the Obligations.

                 "Security Agreement-Borrower" means a security agreement executed by the Borrower in favor of the Agent in substantially the form attached hereto as Exhibit "B" with appropriate completions, as the same may be amended, supplemented, or modified from time to time.

                 "Security Agreement-Guarantor" means (a) with respect to each of the Guarantors on the Effective Date, other than the Partnership, Digicon (Malaysia) and Geophysical Limited, a security agreement executed by such Guarantor in favor of the Agent in substantially the form attached hereto as Exhibit "C-1", (b) with respect to the Partnership, a security agreement executed by the Partnership in favor of Agent in substantially the form of Exhibit "C-2", (c) with respect to Digicon (Malaysia) the Charge Debenture (Malaysia), (d) with respect to Geophysical Limited, the Charge Debenture (U.K.) and (e) with respect to any other Guarantor a security agreement or other instrument having the same effect, in form and substance satisfactory to the Agent, executed by such Guarantor in favor of the Agent, all with appropriate completions, as the same may be amended, supplemented or modified from time to time, and "Security Agreements-Guarantors" means more than one Security Agreement-Guarantor.

                 "Senior Debt" means the Debt evidenced by the Senior Notes.

                 "Senior Notes" means the Senior Notes due 2003 in the aggregate principal amount of $75,000,000, issued by the Borrower pursuant to the Indenture.

                 "Stockholders Equity" has the meaning given to such term under GAAP.

                 "Subordinated Debt" means Debt of a Person which has been subordinated to the Obligations in form and substance and upon terms satisfactory to the Agent.

                 "Subsidiary" means any Person of which or in which the Borrower and its other Subsidiaries own or control, directly or indirectly, fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors or equivalent body of such Person, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.

                 "Systems" shall have the meaning given to such term in Section 8.21.

                 "Telerate" shall have the meaning given to such term in the definition of the term "LIBOR Rate".

                 "Type" means any type of Advance (i.e. Prime Rate Advance or LIBOR Advance).

                 "UCC" means the Uniform Commercial Code as in effect in the State of Texas from time to time.

                 "Year 2000 Compliant" shall have the meaning given to such term in Section 8.21.

         Section 1.2. Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

                                   ARTICLE II.

                                    Advances

         Section 2.1. Revolving Credit Commitments. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make one or more Advances to the Borrower from time to time from the date hereof to and including the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of such Bank's Revolving Credit Commitment, provided that the aggregate amount of all Advances at any time outstanding shall not exceed the lesser of (a) the aggregate of the Revolving Credit Commitments minus the outstanding Letter of Credit Liabilities and (b) the Borrowing Base minus the outstanding Letter of Credit Liabilities. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow hereunder the aggregate amount of the Revolving Credit Commitments by means of Advances. Each Advance made by each Bank shall be made and maintained at such Bank's Principal Office.

         Section 2.2. The Revolving Credit Notes. The obligation of the Borrower to repay the Advances and interest thereon shall be evidenced by a Revolving Credit Note executed by the Borrower, payable to the order of each Bank, in the principal amount of such Bank's Revolving Credit Commitment as originally in effect and dated the date hereof or such later date as may be required with respect to transactions contemplated by Section 14.8.

         Section 2.3. Repayment of Advances. The Borrower shall repay the unpaid principal amount of all Advances on the Revolving Credit Termination Date.

         Section 2.4. Interest. The unpaid principal amount of the Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate, and (b) the Applicable Rate. If at any time the Applicable Rate for any Advance shall exceed the Maximum Rate, thereby causing the interest accruing on such Advance to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate for such Advance shall not reduce the rate of interest on such Advance below the Maximum Rate until the aggregate amount of interest accrued on such Advance equals the aggregate amount of interest which would have accrued on such Advance if the Applicable Rate had at all times been in effect. Accrued and unpaid interest on the Advances shall be due and payable as follows:

                 (i)      on each Payment Date; and

                 (ii)     on the Revolving Credit Termination Date.

Notwithstanding the foregoing, any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand.

         Section 2.5. Use of Proceeds. The proceeds of Advances shall be used by the Borrower to refinance existing debt and for general corporate purposes (including the purchase of fixed assets) in the ordinary course of business.

         Section 2.6. Revolving Credit Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the daily average unused amount of such Bank's Revolving Credit Commitment for the period from and including the date of this Agreement to and including the Revolving Credit Termination Date at the rate per annum set forth on Schedule 1.1.A. under "Rate for Non-Use Fee" based on a 360 day year and the actual number of days elapsed. Accrued commitment fee shall be payable in arrears on each Quarterly Fee Payment Date and on the Revolving Credit Termination Date.

         Section 2.7. Reduction or Termination of Revolving Credit Commitment. The Borrower shall have the right to terminate in whole or reduce in part the unused portion of the Revolving Credit Commitments upon at least three Business Days prior notice (which notice shall be irrevocable) to the Agent specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction, provided, however, that the Revolving Credit Commitments shall never be reduced below an amount equal to the aggregate outstanding Letter of Credit Liabilities. Each partial reduction shall be in the amount of $1,000,000 or an integral multiple thereof and the Borrower shall simultaneously prepay the Advances by the amount by which the unpaid principal amount of the Advances plus the Letter of Credit Liabilities exceeds the Revolving Credit Commitments (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid. The Revolving Credit Commitments may not be reinstated after they have been terminated or reduced.


                                  ARTICLE III.

                               Letters of Credit

         Section 3.1. Letters of Credit. (a) Subject to, and upon the terms, conditions, covenants and agreements contained herein and in the Letter of Credit Agreements, prior to the Revolving

Credit Termination Date, the Issuing Bank agrees to issue irrevocable standby letters of credit ("Letters of Credit"), in form satisfactory to the Issuing Bank, for the account of the Borrower or any Guarantor; provided, however, that the outstanding Letter of Credit Liabilities shall not at any time exceed the least of (a) $15,000,000, (b) an amount equal to the aggregate amount of the Revolving Credit Commitments minus the outstanding Advances, and (c) the Borrowing Base minus the outstanding Advances. In the event of an actual conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, then the terms and conditions of this Agreement shall prevail. Letters of Credit shall expire on a date which is not more than two (2) years from the date of issuance, shall expire no later than ten (10) days prior to the Revolving Credit Termination Date, must be satisfactory in form to the Issuing Bank, and must be issued pursuant to a Letter of Credit Agreement. No Letter of Credit shall require any payment by the Issuing Bank to the beneficiary thereof pursuant to a drawing prior to the third Business Day following presentment of a draft and any related documents to the Issuing Bank.

         (b) On or before the Revolving Credit Termination Date, the Borrower agrees to deposit with and pledge to the Agent cash or cash equivalent investments in an amount equal to all outstanding Letter of Credit Liabilities.

         Section 3.2. Letter of Credit Procedure. Each Letter of Credit shall be issued upon receipt by the Issuing Bank of a written request of the Borrower (a "Credit Request"), together with a duly executed Letter of Credit Agreement, not later than 11:00 A.M., (Houston, Texas time) three Business Days prior to the date set for the issuance of such Letter of Credit. Each Credit Request shall contain or specify, among other things:

                 (a) the proposed date of the issuance of the Letter of Credit, which shall be a Business Day;

                 (b)      the stated amount of the Letter of Credit;

                 (c)      the date of expiration of the Letter of Credit;

                 (d) the name and address of the beneficiary of the Letter of Credit;

                 (e) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder;

                 (f) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder;

                 (g)      the purpose of the Letter of Credit; and

                 (h) the aggregate amount of Letter of Credit Liabilities (including the requested Letter of Credit) to be existing on the date of issuance of such requested Letter of Credit.

         Section 3.3. Amendments to Letters of Credit. Any request for amendment to or extension of the expiry date of any previously issued Letter of Credit shall be submitted pursuant to a Credit Request by the Borrower to the Issuing Bank not later than three Business Days prior to the date of the proposed amendment or extension. The Issuing Bank shall not amend or extend the expiry date of any Letter of Credit if the issuance of a new Letter of Credit having the same terms and conditions as such Letter of Credit as so amended or extended would be prohibited by any provision of this Agreement.

         Section 3.4. Letter of Credit Fees. The Borrower agrees in all instances, to pay to the Issuing Bank a letter of credit fee for the account of the Banks that is equal to the rate per annum set forth on schedule 1.1.A. under "Rate For Letters of Credit" of the Dollar equivalent at the applicable Exchange Rate of the face amount of each Letter of Credit (with a $400.00 minimum letter of credit fee per Letter of Credit issued), each computed from the date of issuance until the stated expiry date based on the initial face amount of such Letter of Credit, and payable in advance, non-refundable, and based on a year of 360 days.

         Section 3.5. Participation by Banks. By the issuance of any Letter of Credit and without any further action on the part of the Issuing Bank or any of the Banks in respect thereof, the Issuing Bank hereby grants to each Bank and each Bank hereby agrees to acquire from the Issuing Bank a participation in each such Letter of Credit and the related Letter of Credit Liabilities, effective upon the issuance thereof without recourse or warranty, equal to such Bank's Percentage of such Letter of Credit and Letter of Credit Liabilities. The Issuing Bank shall provide a copy of each Letter of Credit to each other Bank promptly after issuance. This agreement to grant and acquire participations is an agreement between the Issuing Bank and the Banks, and neither the Borrower nor any beneficiary of a Letter of Credit shall be entitled to rely thereon. The Borrower agrees that each Bank purchasing a participation from the Issuing Bank pursuant to this Section 3.5 may exercise all its rights to payment against the Borrower including the right of setoff, with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

         Section 3.6. Payments Constitute Advances. Each payment by the Issuing Bank pursuant to a drawing under a Letter of Credit shall constitute and be deemed an Advance by each Bank in its Percentage of the aggregate Revolving Credit Commitments to the Borrower under such Bank's Revolving Credit Note and this Agreement as of the day and time such payment is made by the Issuing Bank and in the Dollar equivalent at the applicable Exchange Rate of the aggregate amount of such payment.

         Section 3.7. Obligations Absolute. The obligations of the Borrower under this Agreement and the other Loan Documents (including without limitation the obligation of the Borrower to reimburse the Issuing Bank for draws under any Letter of Credit) shall be joint and several, absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the other Loan Documents under all circumstances whatsoever, including without limitation the following circumstances:

                 (a) Any lack of validity or enforceability of any Letter of Credit or any other Loan Document;

                 (b) Any amendment or waiver of or any consent to departure from any Loan Document;

                 (c) The existence of any claim, set-off, counterclaim, defense or other rights which Borrower, any Obligated Party, or any other Person may have at any time against any beneficiary of any Letter of Credit, the Issuing Bank, or any other Person, whether in connection with this Agreement or any other Loan Document or any unrelated transaction; or

                 (d) Any statement, draft, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

         Section 3.8. Limitation of Liability. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank, the Agent, any Bank nor any of their officers or directors shall have any responsibility or liability to the Borrower or any other Person for: (a) errors, omissions, interruptions, or delays in transmission or delivery of any messages, or (b) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect, provided that in each case such actions taken or omitted by the Issuing Bank, the Agent or any Bank are done or omitted in the absence of gross negligence or willful misconduct. The Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         Section 3.9. Letter of Credit Agreements. Certain additional provisions regarding the obligations, liabilities, rights, remedies and agreements of the Borrower and the Issuing Bank relative to the Letters of Credit shall be set forth in the Letter of Credit Agreements.

         Section 3.10. Replacement of the Issuing Bank. The Borrower may, with the approval of the Required Banks, appoint a successor Issuing Bank hereunder upon the condition precedent that such successor Issuing Bank shall become a party to this Agreement and expressly agree to be bound by the terms and conditions contained in this Agreement pertaining to the Issuing Bank. Upon the appointment of a successor Issuing Bank, the Issuing Bank replaced by such successor Issuing Bank shall cease to issue Letters of Credit but shall continue to carry out its obligations hereunder and shall continue to have the benefit of this Agreement and the other Loan Documents with respect to the outstanding Letters of Credit issued by it until all such Letters of Credit have expired and any drawings thereunder have been reimbursed in full.


                                  ARTICLE IV.

                 Borrowing Procedure; Payments; Facilities Fees

         Section 4.1. Borrowing Procedure. Borrower shall give the Agent notice by means of an Advance Request Form of each requested Advance at least one Business Day before the requested date of a Prime Rate Advance, and at least three (3) days before the requested date of a LIBOR Advance, specifying: (a) the requested date of such Advance (which shall be a Business Day), (b) the amount of such Advance, (c) the Type of the Advance, and (d) in the case of a LIBOR Advance, the duration of the Interest Period for such Advance. The Agent at its option may accept telephonic requests for Advances, provided that such acceptance shall not constitute a waiver of the Agent's right to delivery of the appropriate Advance Request Form in connection with subsequent Advances. Any telephonic request for an Advance by the Borrower shall be promptly continued by submission of a properly completed Advance Request Form to the Agent. Each Advance shall be in a minimum principal amount of $500,000.00 or an integral multiple thereof. The Agent shall notify each Bank of the contents of each such notice. Not later than 11:00 A.M. Houston, Texas time on the date specified for each Advance hereunder, each Bank will make available to the Agent at the Principal Office in immediately available funds, for the account of the Borrower, its Percentage of each Advance. After the Agent's receipt of such funds and subject to the other terms and conditions of this Agreement, the Agent will make each Advance available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower (designated by the Borrower) maintained with the Agent at the Agent's Principal Office. All notices under this Section shall be irrevocable and shall be given not later than 11:00 A.M. Houston,

Texas, time on the day which is not less than the number of Business Days specified above for such notice.

         Section 4.2. Method of Payment. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made to the Agent at its Principal Office for the account of each Bank's Principal Office in Dollars and in immediately available funds, without setoff, deduction, or counterclaim, not later than 11:00 A.M., Houston, Texas time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Agent the sums payable by the Borrower under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may apply such payment to the Obligations in such order and manner as it may elect in its sole discretion, subject to Section 4.5 hereof). Each payment received by the Agent under this Agreement or any other Loan Document for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank's Principal Office. Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and commitment fee, as the case may be.

         Section 4.3. Voluntary Prepayment. The Borrower may, prepay the Advances in whole at any time or from time to time in part without premium or penalty; provided that each partial prepayment shall be in the principal amount of $500,000.00 or an integral multiple thereof and provided further that no such prepayment shall relieve the Borrower of its obligations under Section 5.2 or 5.6 hereof.

         Section 4.4. Mandatory Prepayment. If at any time the sum of the outstanding Advances plus the outstanding Letter of Credit Liabilities exceeds the Borrowing Base, the Borrower shall promptly (and in any event within fifteen (15) Business Days after the earlier of (a) the discovery of such excess by the Borrower and (b) the delivery by the Borrower of the Borrowing Base Report indicating such excess) prepay the outstanding Advances by the amount of the excess plus accrued and unpaid interest on the amount so prepaid or, if no Advances are outstanding (either before or after such prepayments), the Borrower shall immediately pledge to the Agent for the benefit of itself, the Issuing Bank, and the Banks, cash or cash equivalent investments in an amount equal to the excess as security for the Obligations.

         Section 4.5. Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each Advance shall be made by the Banks under Section 2.1 or deemed made by the Banks under Section 3.6 pro rata in accordance with their respective Percentages, (b) each payment of fees under Section 2.6 and letter of credit fees under Section 3.4 shall be made for the account of the Banks pro rata in accordance with their respective Percentages, (c) each termination or reduction of the Revolving Credit Commitments under Section 2.7 shall be applied to the Revolving Credit Commitments of the Banks, pro rata according to the respective unused Revolving Credit Commitments, (d) each Letter of Credit shall be deemed participated in by the Banks, pro rata in accordance with their respective Percentages; and (e) each payment and prepayment of principal of or interest on the Advances by the Borrower shall be made to the Agent for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of such Advances held by such Banks.

         Section 4.6. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Borrower (the "Payor") prior to the date on which such Bank is to make payment to the Agent of the proceeds of an Advance to be made or participated in as applicable, by it hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such period.

         Section 4.7. Withholding Tax Exemption. Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Agent two duly completed copies of Form 1001 or 4224, certifying in either case that such Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 further undertakes to deliver to the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.

         Section 4.8. Computation of Interest. Interest on the Advances and all other amounts payable by the Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

         Section 4.9. Conversions and Continuation. The Borrower shall have the right from time to time to Convert all or part of an Advance of one Type into an Advance of another Type or to Continue Eurodollar Advances of one Type as Advances of the same Type by giving the Agent written notice at least one (1) Business Day before Conversion into a Prime Rate Advance, and at least three (3) Business Days before Conversion into or Continuation of a LIBOR Advance, specifying: (a) the Conversion or Continuation date, (b) the amount of the Advance to be Converted or Continued, (c) in the case of Conversions, the Type of Advance to be Converted into, and (d) in the case of a Continuation of or Conversion into a LIBOR Advance, the duration of the Interest Period applicable thereto; provided that (i) LIBOR Advances may only be Converted on the last day of the applicable Interest Period, and (ii) except for Conversions into Prime Rate Advances, no Conversions shall be made while a Default or an Event of Default has occurred and is continuing. All notices under this Section shall be irrevocable and shall be given not later than 11:00 A.M. Houston, Texas time on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Agent the notice as specified above for Continuation or Conversion of a LIBOR Advance prior to the end of the Interest Period with respect thereto, such LIBOR Advance shall be Converted automatically into a Prime Rate Advance on the last day of the then current Interest Period for such LIBOR Advance.

         Section 4.10. Limitation on Guarantors, Liability for the Obligations. Notwithstanding any provision of this Agreement or any other Loan Documents to the contrary, no Guarantor shall be liable for any Obligations in excess of the sum of (a) the Secured Obligations plus (b) Permitted Subsidiary Indebtedness.

         Section 4.11. Application of Payments. If an Event of Default has occurred, all principal payments shall first be applied to that principal portion of the Obligations that does not constitute Secured Obligations, but neither the Agent nor any Bank shall be required to keep any separate records in respect thereof, and this agreement regarding application shall apply automatically.


                                   ARTICLE V.

                        Yield Protection and Illegality

         Section 5.1. Capital Adequacy. If after the date hereof, any adoption or implementation of any applicable law, rule, or regulation regarding capital adequacy (including, without limitation, any law, rule, or regulation implementing the Basle Accord), or any change therein, or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by such Bank (or its parent) with any guideline, request, or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other Governmental Authority (including, without limitation, any guideline or other requirement implementing the Basle Accord), has or would have the effect of reducing the rate of return on such Bank's (or its parent's) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which such Bank (or its parent) could have achieved but for such adoption, implementation, change, or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within ten (10) Business Days after demand by the such Bank (with a copy to the Agent), the Borrower agrees to pay to such Bank (or its parent) such additional amount or amounts as will compensate such Bank for such reduction. Any such demand shall be accompanied by a certificate of such Bank claiming compensation under this Section and setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive (absent manifest error), provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods.

         Section 5.2. Additional Costs. The Borrower shall pay (without duplication of amounts owing under other Sections of this Article V) directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any costs incurred by such Bank which the Bank determines are attributable to its making or maintaining of any LIBOR Advances hereunder or its obligation to make any of such Advances hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any such Advances or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:

                 (a) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Revolving Credit Note in respect of any of such Advances (other than taxes imposed on the overall net income of such Bank or its Applicable Lending Office for any of such Advances by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office);

                 (b) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, the Bank (including any of such Advances or any deposits referred to in the definition of "LIBOR Rate" in Section 1.1; or

                 (c) imposes any other condition affecting this Agreement or the Revolving Credit Notes or any of such extensions of credit or liabilities or commitments.

Each Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this
Section 5.2 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the Advances affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, violate any law, rule, or regulation or be in any way disadvantageous to such Bank, provided that such Bank shall have no obligation to so designate an Applicable Lending Office located in the United States of America. Each Bank will furnish the Borrower with a certificate setting forth in reasonable detail the basis and the amount of each request of such Bank for compensation under this Section 5.2, and the Borrower shall not be obligated to pay under this Section 5.2 prior to receipt of such certificate. If a Bank requests compensation from the Borrower under this Section 5.2, the Borrower may, by notice to such Bank and the Agent suspend the obligation of such Bank to make or Continue making, or Convert Advances into, Advances of the Type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.5 hereof shall be applicable). Determinations and allocations by a Bank for purposes of this
Section 5.2 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances or of making or maintaining Advances or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis and in good faith.

         Section 5.3. Limitation on LIBOR Advances. Anything herein to the contrary notwithstanding, if with respect to any LIBOR Advances for any Interest Period therefor:

                 (a) The Agent determines (which determination shall be conclusive absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Rate" in Section 1.1 hereto are not being provided in the relative amounts or for the relative maturities for purposes of determining the rate of interest for such Advances as provided in this Agreement; or

                 (b) A Bank determines (which determination shall be conclusive absent manifest error) that the relevant rates of interest referred to in the definition of "LIBOR Rate" in Section 1.1 hereto on the basis of which the rate of interest for such Advances for such Interest Period is to be determined do not accurately reflect the cost to such Bank of making or maintaining such Advances for such Interest Period;

then such Bank shall give the Borrower prompt notice thereof and the relevant amounts or periods, and so long as such condition remains in effect, such Bank shall be under no obligation to make additional LIBOR Advances or to Convert Prime Rate Advances into LIBOR Advances and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Advances, either prepay such Advances or Convert such Advances into Prime Rate Advances in accordance with the terms of this Agreement.

         Section 5.4. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for a Bank or its Applicable Lending Office to (a) honor its obligation to make LIBOR Advances hereunder or (b) maintain LIBOR Advances hereunder, then such Bank shall promptly notify the Borrower thereof and such Bank's obligation to make or maintain LIBOR Advances and to Convert Prime Rate Advances into LIBOR Advances hereunder shall be suspended until such time as such Bank may again make and maintain LIBOR Advances (in which case the provisions of Section 5.5 hereof shall be applicable).

         Section 5.5. Treatment of Certain LIBOR Advances. If the LIBOR Advances of a Bank are to be Converted pursuant to Section 5.2, 5.3 or 5.4 hereof, such Bank's LIBOR Advances shall be automatically Converted into Prime Rate Advances on the last day(s) of the then current Interest Period(s) for the LIBOR Advances (or, in the case of a Conversion required by Section 5.4 hereof, on such earlier date as such Bank may specify to the Borrower, such earlier date to be not earlier than the date the Bank gives notice thereof to the Borrower) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 5.2, 5.3 or 5.4 hereof which gave rise to such Conversion no longer exist:

                 (a) To the extent that the Bank's LIBOR Advances have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank's LIBOR Advances shall be applied instead to its Prime Rate Advances; and

                 (b) All Advances which would otherwise be made or Continued by a Bank as LIBOR Advances shall be made as or Converted into Prime Rate Advances and all Advances of such Bank which would otherwise be Converted into LIBOR Advances shall be Converted instead into (or shall remain as) Prime Rate Advances.

If a Bank gives notice to the Borrower that the circumstances specified in
Section 5.2, 5.3 or 5.4 hereof which gave rise to the Conversion of such Bank's LIBOR Advances pursuant to this Section 5.5 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when any LIBOR Advances are outstanding, the Bank's Prime Rate Advances shall be automatically Converted to LIBOR Advances, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Advances to the extent necessary so that, after giving effect thereto, all Advances held by the Bank holding LIBOR Advances and by such Banks are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.

         Section 5.6. Compensation. The Borrower shall pay (without duplication of amounts owing under other Sections of this Article V) to the Banks, upon the request of the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of the Agent) to compensate the Banks for any actual loss, cost, or expense incurred by them as a result of:

                 (a) Any payment, prepayment or Conversion of a LIBOR Advance for any reason (including, without limitation, the acceleration of the outstanding Advances pursuant to Section 12.2) on a date other than the last day of an Interest Period for such Advance; or

                 (b) Any failure by the Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in Article VII to be satisfied) to borrow, Convert, or prepay a LIBOR Advance on the date for such borrowing, Conversion, or prepayment, specified in the relevant notice of borrowing, prepayment, or Conversion under this Agreement.

The Agent shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of each request for compensation under this Section 5.6, and the Borrower shall not be obligated to pay under this
Section 5.6 prior to receipt of such certificate.

                                  ARTICLE VI.

                                    Security

         Section 6.1. Collateral. To secure full and complete payment and performance of the Secured Obligations, the Borrower shall execute and deliver or cause to be executed and delivered the documents described below covering the property and collateral described in this Section 6.1 each in form and substance satisfactory to the Agent, (which, together with any other property and collateral which may now or hereafter secure the Secured Obligations or any part thereof, is sometimes herein called the "Collateral"):

                 (a) The Borrower and the Guarantors shall respectively execute the Security Agreement-Borrower and the Security Agreements-Guarantors pursuant to which such Persons shall, subject to the provisions of Section 6.3, grant to the Agent for the benefit of the Banks a first priority security interest in all of their respective domestic, and as applicable, foreign, trade accounts and accounts receivable whether now owned or hereafter acquired, and all products and proceeds thereto.

                 (b) The Borrower and the Guarantors shall execute and cause to be executed, subject to the provisions of Section 6.3, such further documents and instruments, including without limitation, as applicable, financing statements under the Uniform Commercial Code and the laws of the applicable Provinces of Canada, as the Agent, in its sole discretion, deems necessary or desirable to create, preserve, evidence, and perfect its liens and security interests in the Collateral.

         Section 6.2. Setoff. If an Event of Default shall have occurred and is continuing, the Agent, the Issuing Bank and each Bank are hereby authorized at any time and from time to time, without notice to Borrower (any such notice being hereby expressly waived by the Borrower), to set off and apply any and all deposits (general, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Issuing Bank, the Agent or such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Revolving Credit Notes, or any other Loan Document, irrespective of whether or not the Agent, the Issuing Bank or such Bank shall have made any demand under this Agreement, the Revolving Credit Notes or any other Loan Document and although such Obligations may be unmatured. The Issuing Bank, the Agent and each Bank agree promptly to notify the Borrower (with a copy to the Agent) after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights and remedies of the Issuing Bank, the Agent and each Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Issuing Bank, the Agent and such Bank may have.

         SECTION 6.3. SPECIAL PROVISIONS REGARDING SECURITY INTERESTS AND SECURITY AGREEMENTS. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO THE CONTRARY, (a) THE LIENS CREATED BY THE SECURITY AGREEMENT- BORROWER AND THE SECURITY AGREEMENTS-GUARANTORS SHALL NOT COVER OR APPLY TO ANY OBLIGATIONS WHICH ARE NOT SECURED OBLIGATIONS, (b) THE LIENS CREATED BY THE SECURITY AGREEMENT-BORROWER AND THE SECURITY AGREEMENTS-GUARANTORS SHALL NOT BECOME EFFECTIVE UNLESS AND UNTIL AN EVENT OF DEFAULT OCCURS; HOWEVER, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THE LIENS CREATED BY THE SECURITY AGREEMENT-BORROWER AND THE SECURITY AGREEMENTS-GUARANTORS SHALL IMMEDIATELY AND AUTOMATICALLY BECOME EFFECTIVE WITHOUT ANY FURTHER ACT OF ANY KIND BY THE AGENT OR ANY BANK AND WITHOUT NOTICE TO OR CONSENT FROM THE BORROWER, ANY GUARANTOR OR ANY OTHER PERSON, AND (c) THE AGENT SHALL NOT FILE OR RECORD ANY FINANCING STATEMENTS OR OTHER DOCUMENTS EVIDENCING THE LIENS CREATED BY THE SECURITY AGREEMENT-BORROWER OR THE SECURITY AGREEMENTS-GUARANTORS UNLESS AND UNTIL AN EVENT OF DEFAULT HAS OCCURRED; HOWEVER UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THE AGENT MAY FILE OR RECORD ALL SUCH DOCUMENTS WITHOUT NOTICE TO OR CONSENT FROM THE BORROWER, ANY GUARANTOR OR ANY OTHER PERSON.


                                  ARTICLE VII.

                              Conditions Precedent

         Section 7.1. Initial Advance. This Agreement is not effective, and the obligation of each Bank to make any initial Advance and of the Issuing Bank to issue any Letter of Credit is subject to the condition precedent that the Agent shall have received (or waived or postponed in writing the requirement that it receive) on or before the day of such Advance or Letter of Credit issuance all of the items set forth below in form and substance satisfactory to the Agent.

                 (a) Resolutions. Resolutions of the Board of Directors of the Borrower, each corporate Guarantor and the general partners of the Partnership, certified by a Secretary or an Assistant Secretary of such Person which authorize the execution, delivery, and performance by such Person, as applicable, of this Agreement and the other Loan Documents to which such Person is or is to be a party.

                 (b) Incumbency Certificates. A certificate of incumbency certified by the Secretary or an Assistant Secretary (or a director in the case of Geophysical Limited) of the Borrower, each corporate Guarantor, and the general partners of the Partnership certifying the names of the officers of such Person authorized to sign, as applicable, this Agreement and each of the other Loan Documents to which such Person is or is to be a party (including the certificates contemplated herein) together with specimen signatures of such officers.

                 (c) Articles of Incorporation. The articles of incorporation of Borrower, each corporate Guarantor, and the general partners of the Partnership certified by the Secretary of State of state of incorporation or, as applicable, the appropriate governmental official of any foreign jurisdiction of organization, of such Person.

                 (d) Bylaws, Etc. The bylaws or, as applicable, other similar organizational document of the Borrower, each corporate Guarantor, and the general partners of the Partnership, certified by the Secretary or an Assistant Secretary of such Person.

                 (e) Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or, as applicable, foreign jurisdiction of organization, of the Borrower, each corporate Guarantor and the general partners of the Partnership as to the existence and account status of such Person.

                 (f) Partnership Agreement, Etc. The partnership agreement of the Partnership certified by all of the partners of the Partnership.

                 (g) Revolving Credit Notes. The Revolving Credit Notes executed by the Borrower.

                 (h) Security Agreement-Borrower. The Security Agreement-Borrower executed by Borrower.

                 (i) Security Agreements-Guarantors. A Security Agreement-Guarantor executed, as applicable, by each of the Guarantors.

                 (j) Financing Statements. Uniform Commercial Code or other applicable financing statements executed by the Borrower and the Guarantors and covering the Collateral.

                 (k) Guaranty Agreements. A Guaranty Agreement executed by each Guarantor.

                 (l) UCC and Other Searches. The results of a Uniform Commercial Code or other applicable search showing all financing statements and other documents or instruments on file against Borrower and any of the Canadian or domestically organized or incorporated Guarantors in the offices of the Secretary of State of the States of Texas, Delaware, and Mississippi and the Province of Alberta, Canada as applicable.

                 (m) Foreign Searches. The results of a company registry search for Geophysical Limited in England and Wales and Digicon (Malaysia) in the Federation of Malaysia.

                 (n) Opinion of Counsel. A favorable opinion of Porter & Hedges, legal counsel to the Borrower and the Guarantors in such form as the Agent may request.

         Section 7.2. All Advances. The obligation of each Bank to make any Advance and of the Issuing Bank to issue any Letter of Credit is subject to the additional conditions precedent set forth below.

                 (a) Items Required by Agreement. The Agent shall have received the items required by Section 3.2 and 4.1, as applicable.

                 (b) No Default. No Default shall have occurred and be continuing, or would result from such Advance and/or Letter of Credit issuance, as applicable.

                 (c) Representations and Warranties. All of the representations and warranties contained in Article VIII hereof and in the other Loan Documents shall be true and correct on and as of the date of such Advance and/or Letter of Credit issuance, as applicable with the same force and effect as if such representations and warranties had been made on and as of such date.

                 (d) Additional Documentation. The Agent shall have received such additional approvals, opinions, or documents as the Agent or its legal counsel may request.


                                 ARTICLE VIII.

                         Representations and Warranties

         To induce the Agent, the Issuing Bank and the Banks to enter into this Agreement, the Borrower represents and warrants to each such Person that:

         Section 8.1. Corporate Existence. The Borrower and each Subsidiary (a) is a corporation or partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) has all requisite corporate and partnership, as applicable, power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, condition (financial or otherwise), operations, prospects, or properties. The Borrower and each Guarantor has the corporate or partnership, as applicable, power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

         Section 8.2. Financial Statements. The Borrower has delivered to the Agent audited consolidated financial statements of the Borrower and its Subsidiaries as at and for the fiscal year ended July 31, 1997 and unaudited consolidated financial statements of the Borrower and its Subsidiaries for the period ended April 30, 1998. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of the Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected on such financial statements. There has been no material adverse change in the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any of its Subsidiaries since the effective date of the most recent financial statements referred to in this Section.

         Section 8.3. Corporate Action: No Breach. The execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite corporate action on the part of the Borrower and do not and will not
(a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation or bylaws or other organizational documents of the Borrower or any of its Subsidiaries, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their property is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien (except as provided in Article VI) upon any of the revenues or assets of the Borrower or any Subsidiary.

         Section 8.4. Operation of Business. The Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing in any respect that could reasonably be expected to have a Material Adverse Effect.

         Section 8.5.     Litigation and Judgments.  Except as disclosed on
Schedule 8.5 hereto, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending (in respect of which process has been served on Borrower or any of its Subsidiaries), or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, that would, if adversely determined, have a Material Adverse Effect. There are no outstanding judgments against the Borrower or any Subsidiary.

         Section 8.6. Rights in Properties: Liens. The Borrower and each Subsidiary have good and indefeasible title to or valid leasehold interests in all material respects in their respective properties and assets, real and personal, including the properties, assets and leasehold interests reflected in the financial statements described in Section 8.2, and none of the properties, assets or leasehold interests of the Borrower or any Subsidiary is subject to any Lien, except as permitted by Section 10.2.

         Section 8.7. Enforceability. This Agreement constitutes, and the other Loan Documents to which the Borrower is party, when delivered, and subject to Section 6.3, shall constitute legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights and by general equitable principles.

         Section 8.8. Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party or the validity or enforceability thereof, except for (a) and subject to Section 6.3, filings and recordings in respect of the Liens created pursuant to Loan Documents, (b) those which have been obtained or made prior to the date hereof, and (c) authorizations, approvals, consents, filings and registrations to be made in the ordinary course of business in connection with the Borrower's performance of its obligations hereunder.

         Section 8.9. Debt. The Borrower and its Subsidiaries have no Debt, except as disclosed on Schedule 8.9 hereto.

         Section 8.10. Taxes. The Borrower and each Subsidiary have filed all tax returns (federal, state, local and foreign) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges and other levies that are due and payable. The Borrower knows of no pending investigation of the Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of the Borrower or any Subsidiary.

         Section 8.11. Use of Proceeds: Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

         Section 8.12. ERISA. The Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA and the applicable provisions of the Code relating thereto. No Reportable Event which is required to be reported to the PBGC pursuant to Section 4043(b) of ERISA or Prohibited Transaction which could reasonably be expected to have a Material Adverse Effect has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower nor any ERISA Affiliate (nor any predecessor to the Borrower or any ERISA Affiliate) has completely or partially withdrawn from a Multiemployer Plan.
The Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

         Section 8.13. Disclosure. No statement, information, report, representation, or warranty made by the Borrower in this Agreement or in any other Loan Document or furnished to the Agent or any Bank in connection with this Agreement or any of the transactions contemplated hereby (but excluding all projections and proforma financial statements which shall have been prepared in good faith and based upon reasonable assumptions) contains any untrue statement of a material fact and all such statements, information, reports, representations and warranties, taken as a whole, do not omit to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower which has a Material Adverse Effect, or which could reasonably be expected to have, in the reasonable judgment of the Borrower, in the future a Material Adverse Effect, that has not been disclosed in writing to the Agent.

         Section 8.14. Subsidiaries. The Borrower has no Subsidiaries other than those listed on Schedule 8.14 hereto, and Schedule 8.14 sets forth the jurisdiction of organization or incorporation of each Subsidiary and the percentage of the Borrower and its Subsidiaries ownership of the outstanding voting stock of each such Subsidiary. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid, and is nonassessable.

         Section 8.15. Agreements; Indenture Defaults. (a) Neither the Borrower nor any Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Guarantor is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party where such default or the effect thereof could reasonably be expected to result in a Material Adverse Effect.

         (b) Neither the making of any Advance nor the issuance of any Letter of Credit will constitute or result in the creation of a Default or an Event of Default (as defined in the Indenture) under the terms and provisions of the Indenture. No Default or Event of Default (as defined in the Indenture) exists under the terms and provisions of the Indenture.

         Section 8.16. Compliance with Laws. Neither the Borrower nor any Subsidiary is in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator except where such Person's failure to do so could not reasonably be expected to result in a Material Adverse Effect.

         Section 8.17. Inventory. All inventory that is produced by the Borrower and its Subsidiaries has been and will hereafter be produced in compliance with all applicable laws, rules, regulations, and governmental standards, domestic and foreign, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. Sections 201-219), and the regulations promulgated thereunder except where such Person's failure to do so could not reasonably be expected to result in a Material Adverse Effect.

         Section 8.18. Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         Section 8.19. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 8.20.    Environmental Matters.  Except as disclosed on
Schedule 8.20 hereto:

                 (a) The Borrower, each Subsidiary, and all of their respective properties, assets, and operations are in full compliance with all Environmental Laws, except for occurrences of noncompliance which could not individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower is not aware of, nor has the Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Borrower and its Subsidiaries with all Environmental Laws, except for occurrences of noncompliance which could not individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect;

                 (b) The Borrower and each Subsidiary have obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and the Borrower and its Subsidiaries are in compliance with all of the terms and conditions of such permits, except where failure to obtain or comply with such permits, licenses or authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

                 (c) No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of the Borrower or any Subsidiary except (i) in amounts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (ii) for dynamite and other explosives for which such Person possesses all licenses and permits necessary to comply with all Environmental Laws and other federal, state, local and foreign laws, regulations and requirements pertaining to the use, possession, disposal, storage or sale thereof, and such use, possession, disposal, storage or sale thereof is in compliance with Environmental Laws and such other laws, regulations and requirements except where failure to obtain or comply with such licenses or permits or to comply with such laws, regulations or requirements could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The use which the Borrower and its Subsidiaries make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets except (i) in amounts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (ii) for dynamite and other explosives for which such Person possesses all licenses and permits necessary to comply with all Environmental Laws and other federal, state, local and foreign laws, regulations and requirements pertaining to the use, possession, disposal, storage or sale thereof, and such use, possession, disposal, storage or sale thereof is in compliance with Environmental Laws and such other laws, regulations and requirements, except where failure to comply with such laws, regulations or requirements could not, individually or in the he aggregate reasonably be expected to have a Materially Adverse Effect;

                 (d) Neither the Borrower nor any of its Subsidiaries nor any of their respective currently or previously owned or leased properties or operations is subject to any outstanding or, to the best of its knowledge, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                 (e) There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

                 (f) Neither the Borrower nor any of its Subsidiaries is a treatment, storage, or disposal facility requiting a permit under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., regulations thereunder or any comparable provision of state law. The Borrower and its Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws except where failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect;

                 (g) Neither the Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release, which Release or any aggregation thereof, or failure to file, could reasonably be expected to have a Material Adverse Effect; and

                 (h) To the best of the Borrower's knowledge, no Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or its Subsidiaries.

         Section 8.21. Year 2000. (a) All devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology (jointly and severally, the "Systems") necessary for the Borrower and its Subsidiaries to carry on their business as presently conducted and as contemplated to be conducted in the future are Year 2000 Compliant or will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of the Borrower's or any Subsidiary's business operations. For purposes of these provisions, "Year 2000 Compliant" means that the Systems are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more that one century.

         (b) The Borrower has (i) undertaken a detailed inventory, review and assessment of all areas within its and its Subsidiaries' businesses and operations that could be adversely affected by the failure of the Borrower or any Subsidiary to be Year 2000 Compliant on a timely basis, (ii) developed a detailed plan and time line for becoming Year 2000 Compliant on a timely basis and (iii) to date, implemented that plan in accordance with that timetable in all material respects.

         (c) The Borrower has made, and has caused each Subsidiary to make, written inquiry of each of its key suppliers, vendors and customers, and has obtained, and has caused each Subsidiary to obtain, in writing confirmations from all such Persons as to whether such Persons have initiated programs to become Year 2000 Compliant. On the basis of such confirmations, the Borrower reasonably believes that all of such Persons will be or become so compliant. For purposes hereof, "key suppliers, vendors and customers" refers to those suppliers, vendors and customers of the Borrower and its Subsidiaries whose business failure would, with reasonable probability, result in a Material Adverse Effect.

         Section 8.22. Guarantors. The assets of the Subsidiaries who are not Guarantors as of the Effective Date have a value (determined in accordance with GAAP) of less than $20,000,000.00.

                                  ARTICLE IX.

                             Affirmative Covenants

         The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder or the Issuing Bank has any obligation to issue any Letter of Credit hereunder or any Letter of Credit Liabilities exist, the Borrower will perform and observe the following positive covenants:

         Section 9.1. Reporting Requirements. The Borrower will furnish the items set forth below to the Agent, the Issuing Bank and the Banks.

                 (a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending July 31, 1998, a copy of the annual audit report of the Borrower and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of operations, cash flow and changes in stockholders equity as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited by, and accompanied by the report of, Price Waterhouse L.L.P., or other independent certified public accountants of recognized standing acceptable to the Agent, to the effect that such report has been prepared in accordance with GAAP.

                 (b) Quarterly 10-Q of the Borrower. As soon as available, and in any event within thirty (30) days after the filing deadline therefor, a copy of the Form 10-Q Quarterly Reports of the Borrower filed with the Securities and Exchange Commission or any successor agency.

                 (c) Compliance Certificate. Concurrently with the delivery of each of the financial statements or Form 10-Q's, as applicable, referred to in subsections 9.1(a) and 9.1(b), a Compliance Certificate of the chief financial officer, the chief accounting officer or the treasurer of the Borrower (i) stating, among other things, that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with
         Article XI.

                 (d) Annual Projected Financial Statements and Capital Expenditure Projections. Concurrently with the delivery of the financial statements referred to in subsection 9.1(a) above, projected financial statements for the upcoming fiscal year of the Borrower and its Subsidiaries, including projected capital expenditures, in form and detail satisfactory to the Agent and prepared under the supervision of the chief financial officer or the chief accounting officer of the Borrower.

                 (e) Monthly Borrowing Base Report/Agings. Upon the request of the Agent or if at the end of any month there are outstanding Advances or Letter of Credit Liabilities, as soon as available, and in any event within forty-five (45) days after the end of such month, a Borrowing Base Report in form and detail satisfactory to the Agent, including, without limitation, (i) a reconciliation of accounts receivable including a calculation and description of all accounts which are not or should not be included in the definition of "Eligible Domestic/Domestic Accounts," "Eligible Domestic/Foreign Accounts" or "Eligible Foreign/Foreign Accounts" and (ii) detailed agings of accounts receivable and accounts payable, all certified by the chief financial officer, the chief accounting officer or the treasurer of the Borrower.

                 (f) Monthly Receivables Agings. (i) Upon the request of the Agent, or (ii) if at the end of any month there are outstanding Advances, as soon as available, and in any event within forty five
         (45) days after the end of such month, or, (iii) in any event within forty-five (45) days after the end of each Fiscal Quarter, a detailed aging of accounts receivable and accounts payable certified by the chief financial officer, the chief accounting officer or the treasurer of the Borrower.

                 (g)      Address List for Account Debtors.  Within fifteen
         (15) days after the request therefor by the Agent, an address list for all of the Borrower's and the Guarantors' account debtors in form and detail satisfactory to the Agent.

                 (h) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Borrower by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower and its Subsidiaries.

                 (i) Additional Restricted Subsidiaries. Not less than forty-five (45) days after the end of each Fiscal Quarter the names of any Subsidiaries which became Restricted Subsidiaries during such Fiscal Quarter and any Subsidiaries which ceased to be Restricted Subsidiaries during such Fiscal Quarter.

                 (j) Notice of Litigation. Promptly after the service of process or notice thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary which could, in the opinion of the management of the Borrower, reasonably be expected to have a Material Adverse Effect.

                 (k) Notice of Default. As soon as possible and in any event within fifteen (15) days after any of the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or any other employee serving in a comparable capacity (regardless of title) of the Borrower or any Guarantor obtains any knowledge, becomes aware or should have known through the exercise of prudent business judgment of the occurrence of any Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

                 (l) ERISA Reports. Upon the request of the Agent from time to time copies of all reports, including annual reports, and notices which the Borrower or any Subsidiary files with or receives from the PBGC, the U.S. Department of Labor under ERISA or the Internal Revenue Service under the Code; and as soon as possible and in any event within five days after the Borrower or any Subsidiary knows or has reason to know that any Reportable Event which is required to be reported to the PBGC pursuant to Section 4043 (b) of ERISA or Prohibited Transaction which could be reasonably expected to have a Material Adverse Effect has occurred with respect to any Plan or that the PBGC or the Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that the Borrower proposes to take with respect thereto.

                 (m) Notice of Material Adverse Change. As soon as possible and in any event within fifteen (15) days after any of the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or any other employee serving in a comparable capacity (regardless of title) of the Borrower or any Guarantor obtains any knowledge, becomes aware or should have known through the exercise of prudent business judgment of the occurrence thereof, written notice of any matter that could reasonably be expected to have a Material Adverse Effect.

                 (n) Proxy Statements, Etc. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders generally and one copy of each regular, periodic or special report, registration statement, or prospectus, including, without limitation, each Form 10-K Annual Report and each 8-K Current Report, filed by the Borrower or any Subsidiary with the Securities and Exchange Commission or any successor agency or with any securities exchange.

                 (o) Notice of Actual or Contingent Liabilities. As soon as possible, and in any event within five (5) Business Days after any of the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or any other employee serving in a comparable capacity (regardless of title) of the Borrower or any Guarantor obtains any knowledge, becomes aware or should have known through the exercise of prudent business judgment of the occurrence thereof, written notice of any actual or contingent liabilities which, if resolved adversely to such Person could reasonably be expected to have a Material Adverse Effect.

                 (p) General Information. Within such a time period as Agent may reasonably request, such additional information and statements, lists of assets and liabilities, tax returns, financial statements, reporting statements and any other reports with respect to the Borrower's or any Subsidiary's financial condition, business operations and properties as the Agent may reasonably request from time to time.

         Section 9.2.     Maintenance of Existence: Conduct of Business.
Except as provided in Section 10.3, the Borrower will preserve and maintain, and will cause each Guarantor to preserve and maintain, its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business, except if (a) in the reasonable business judgment of the Borrower or such Guarantor, as applicable, it is in the best economic interest not to preserve and maintain such rights and franchises, and (b) such failure to preserve and maintain such leases, privileges, licenses, permits, franchises, qualifications and rights could not reasonably be expected to have a Material Adverse Effect. The Borrower will conduct, and will cause each Subsidiary to conduct, its businesses in an orderly and efficient manner in accordance with good business practices.

         Section 9.3. Maintenance of Properties. The Borrower will maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, in all material respects, all of its properties (tangible and intangible) necessary in the proper conduct of its business in good working order and condition.

         Section 9.4. Taxes and Claims. The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

         Section 9.5. Insurance. The Borrower will maintain, and will cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and its Subsidiaries operate, provided that in any event each Borrower will maintain and will cause each Subsidiary to maintain workmen's compensation insurance, property insurance, comprehensive general liability insurance, and business interruption insurance with respect to processing centers in accordance with Borrower's and such Subsidiaries' current practices reasonably satisfactory to the Agent.

         Section 9.6. Inspection Rights. At any reasonable time during business hours and from time to time, the Borrower will permit, and will cause each Subsidiary to permit, representatives of the Agent, the Banks and the Issuing Bank to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants.

         Section 9.7. Keeping Books and Records. The Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

         Section 9.8. Compliance with Laws. The Borrower will comply, and will cause each Subsidiary to comply with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator if its failure to comply could reasonably be expected to result in a Material Adverse Effect.

         Section 9.9. Compliance with Agreements. The Borrower will comply, and will cause each Subsidiary to comply with all agreements, contracts, and instruments binding on it or affecting its properties or business if its failure to comply could reasonably be expected to result in a Material Adverse Effect.

         Section 9.10. Further Assurances. The Borrower will, and will cause each Subsidiary to, execute and deliver such further agreements and instruments and take such further action as may be requested by the Agent or any Bank to carry out the provisions and purposes of this Agreement and the other Loan Documents and, when applicable as provided in Section 6.3, to create, preserve, and perfect the Liens of the Agent in the Collateral.

         Section 9.11. ERISA. The Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements of ERISA and the applicable provisions of the Code relating thereto, if applicable, so as not to give rise to any liability thereunder if its failure to comply could reasonably be expected to result in a Material Adverse Effect.

         Section 9.12. Contracts. (a) The Borrower shall disclose to the Agent in writing any express rights of offset arising under geophysical or seismic service contracts of the Borrower or any of the Guarantors and under amendments, modifications, addenda, or supplements thereto.

         (b) The Borrower shall disclose to the Agent each geophysical or seismic service contract to which the Borrower or any Guarantor shall hereafter become a party, and each amendment, supplement, addendum, or modification hereafter made to any existing geophysical or seismic service contract, that contains an express provision that restricts such Person from freely assigning its rights to payment under such contract.

         (c) To the extent practicable, the Borrower will use reasonable efforts to select, and shall cause each Guarantor to use reasonable efforts to select, as the choice of law to govern future geophysical or seismic service contracts to which such Person is a party, the law of a state of the United States, a province of Canada, England, or a foreign jurisdiction that permits free transferability of the rights to payment under such contracts.

         (d) Within fifteen (15) days after the request by the Agent the Borrower shall provide the Agent with true and complete copies of all existing geophysical and seismic service contracts to which the Borrower or any Guarantor is a party and that provide for aggregate consideration payable to such Person in excess of $1,000,000.00, and all future amendments, supplements, addenda, or modifications to any such existing or future geophysical or seismic service contract.

         Section 9.13. Additional Material Subsidiaries as Guarantors; Execution of Additional Security Agreements- Guarantors. The Borrower will cause each Material Subsidiary created or acquired after the Effective Date to execute a Guaranty Agreement and deliver such Guaranty Agreement to the Agent. If any Subsidiary which was not determined to be a Material Subsidiary on the Effective Date or upon its creation or acquisition becomes a Material Subsidiary, the Borrower will promptly give the Agent notice of such event and will cause such Material Subsidiary to execute and deliver a Guaranty Agreement to the Agent, unless the Required Banks determine that such Material Subsidiary is not to be a Guarantor. Promptly upon the creation or acquisition of any Material Subsidiary after the Effective Date or the determination after the Effective Date that a Subsidiary has become a Material Subsidiary, such Material Subsidiary will execute and deliver to the Agent (a) a Security Agreement-Guarantor pursuant to which such Material Subsidiary will grant to the Agent a security interest in its accounts receivable, and (b) uniform commercial code or other applicable financing statements with respect to such security interest; provided, that the grant of such security interests, the Security Agreements-Guarantors, financing statements all other documents or acts related thereto shall be subject to the provisions of Sections 4.10 and 6.3.

         Section 9.14. Continuity of Operations. The Borrower will continue to conduct, and will cause each of the Guarantors to continue to conduct, its primary businesses as conducted as of the Effective Date and to continue its operations in such businesses.

         Section 9.14. Year 2000. The Borrower will (a) furnish such additional information, statements and other reports with respect to the Borrower's and its Subsidiaries' activities, course of action and progress towards becoming Year 2000 Compliant as the Agent may request from time to time, (b) promptly notify the Agent of any change in circumstances that causes or would likely cause the Borrower's representations contained in Section 8.21 to no longer be true and the details thereof, and (c) permit the Agent or its representatives, at the expense of the Agent, upon reasonable notice during business hours, to inspect and test the Systems of the Borrower and its Subsidiaries to determine if they are Year 2000 Compliant.


                                   ARTICLE X.

                               Negative Covenants

         The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder or the Issuing Bank has any obligation to issue any Letter of Credit hereunder or any Letter of Credit Liabilities exist, the Borrower will observe the following covenants:

         Section 10.1. Debt. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Debt, except:

                 (a) Debt and Contingent Liabilities to the Agent, the Banks and the Issuing Bank pursuant to the Loan Documents;

                 (b)      the Senior Debt;

                 (c)      Existing Debt and Contingent Liabilities described on
         Schedule 8.9 hereto;

                 (d) Extensions, renewals, amendments or replacements of Debt permitted by clauses (b), (c) and (d) above provided that no such extension, renewal or replacement shall (i) if such Debt is Subordinated Debt, amend or modify any subordination provisions, if any, contained in the original Debt so that the Debt, as extended, renewed or replaced, is no longer Subordinated Debt, or (ii) shorten the fixed maturity or increase the principal amount of, or increase the rate of interest to a rate greater than the current market rate at the time of the extension, renewal or replacement of the original Debt;

                 (e)      Subordinated Debt;

                 (f) Additional unsecured and purchase money Debt and secured Debt assumed in connection with a transaction permitted by
         Section 10.3(c)(iv)(A) in an aggregate principal amount not to exceed $50,000,000.00 at any time outstanding;

                 (g) Unsecured Debt of the Borrower or any Subsidiary which represents all or part of the purchase price payable in connection with transactions permitted by Section 10.3(c)(iv)(A), provided, that the sum of the aggregate principal amount of all such unsecured Debt plus cash expended by such Person in connection with transactions permitted by Section 10.3(c)(iv)(A) shall not at any time exceed $100,000,000; and

                 (h) Debt of the Borrower to a Guarantor or of a Guarantor to the Borrower or another Guarantor, as applicable.

         Section 10.2. Limitation on Liens. Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Lien upon any of their respective properties, assets, or revenues, whether now owned or hereafter acquired, except the following (herein referred to as "Permitted Liens"):

                 (a)      Liens disclosed on Schedule 10.2 hereto;

                 (b) Liens in favor of the Agent for the benefit of the Banks and the Issuing Bank;

                 (c) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or its Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

                 (d) Liens for taxes, assessments, or other governmental charges which are not delinquent for longer than ninety (90) days or which are being contested in good faith and for which adequate reserves have been established;

                 (e) Liens of landlords, tenants, vendors, mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not delinquent for longer than ninety
         (90) days and are incurred in the ordinary course of business or which are being contested in good faith and for which adequate reserves have been established;

                 (f) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business;

                 (g) Liens on property securing purchase money Debt or assumed Debt permitted pursuant to Section 10.1(f) incurred solely for the purpose of financing the acquisition of such property; and

                 (h) Licenses of surveys or portions thereof in the Data Library to others in the ordinary course of business.

         Section 10.3. Mergers, Dissolutions, Etc. The Borrower will not, and will not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for the following:

                 (a) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any Affiliate of Borrower into the Borrower or into, with or to any other Affiliate of Borrower; provided that (i) if such event involves the Borrower, the Borrower shall be the surviving corporation, and (ii) if such event involves a Guarantor, a Guarantor shall be the surviving corporation;

                 (b) any such purchase or other acquisition by the Borrower of the assets or stock of any Guarantor or any

         Affiliate of Borrower, or by any Guarantor or any Affiliate of Borrower of the assets or stock of any Affiliate of Borrower; and

                 (c) any such merger or consolidation of Borrower or an Affiliate of Borrower into, with or to any other Person or any such purchase or other acquisition by the Borrower or any Affiliate of Borrower of the assets or stock of any other Person where (i) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (ii) the Borrower and its Subsidiaries are in pro forma compliance with all the financial covenants set forth in Article XI taking into account such purchase or acquisition; (iii) such Person (or its board of directors or similar body) has approved such acquisition or other purchase; and (iv) taking into account and including all such transactions since the Effective Date, (A) the aggregate consideration to be paid in cash or Funded Debt incurred (or assumed) by Borrower and its Subsidiaries in connection with such purchase or acquisition is not greater than $100,000,000.00 and (B) the aggregate consideration to be paid by the Borrower and its Subsidiaries in the form of stock or other securities issued by the Borrower in connection with such purchase or other acquisition is not greater than $200,000,000.00.

         Section 10.4. Loans and Investments. The Borrower will not make, and will not permit any Subsidiary to make, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, or permit any Subsidiary to purchase, any stock, bonds, notes, debentures or other securities of, any Person, except:

                 (a) advances or loans to, or investments in, Subsidiaries (other than the Borrower and the Guarantors) not to exceed $5,000,000.00 in the aggregate at any time outstanding (net of repayments of advances and loans by such Subsidiaries taken as a group and of returns on such investments);

                 (b) the non-cash allocation of overhead by the Borrower to its various Subsidiaries in accordance with its historical practices;

                 (c) investments in and loans and advances by the Borrower or one Guarantor to the Borrower or another Guarantor, as applicable;

                 (d) extensions of credit to customers in the ordinary course of business;

                 (e) stocks, bonds, notes, debentures and other securities accepted from customers in connection with good faith workouts of past due receivables or in bankruptcy, insolvency or similar proceedings;

                 (f) loans and advances to employees of the Borrower or any Subsidiary for travel, entertainment and relocation expenses incurred in the ordinary course of business;

                 (g) any bonds or other obligations of the United States of America which, as to principal and interest, constitute direct obligations or are guaranteed by the United States of America;

                 (h) any bonds, debentures, participation certificates, notes or other obligations of any agency or corporation or instrumentality of the United States of America, the obligations of which are unconditionally guaranteed by the United States of America;

                 (i) obligations of a state, territory or possession of the United States, the interest on which is excluded from gross income for federal income taxation purposes and which bear a rating in one of the two highest rating categories by Standard & Poor's Corporation or Moody's Investors Service;

                 (j) interest bearing accounts, interest bearing deposits, eurodollar investments, or certificates of deposit issued by or bankers acceptances drawn or accepted by, banks or trust companies, including the Agent, organized under the laws of the United States or any state thereof, but only with institutions whose capital and surplus is in excess of $50,000,000.00;

                 (k) commercial paper, floating rate notes or master notes rated A-2 or better by Standard & Poor's Corporation or P-2 or better by Moody's Investors Service;

                 (l) repurchase agreements collateralized by obligations issued or guaranteed as to the payment of principal and interest by the full faith and credit of the United States;

                 (m) units of taxable money market mutual funds comprised of obligations described in (g) through (l) above;

                 (n) the making or acquisition of beneficial interests in, or the making of loans, advances or capital contributions to, one or more joint ventures as to which the Borrower or any Subsidiary is a venturer, so long as such joint ventures are formed for the purpose of operating seismic data acquisition or processing businesses, in an aggregate principal amount not to exceed $50,000,000.00 at any time outstanding;

                 (o) loans, advances, extensions of credit, capital contributions to or investments in, or purchases of stocks, bonds, notes, debentures, or other securities in an aggregate principal amount not to exceed $5,000,000.00 at any time outstanding; and

                 (p) purchases of up to 1,250,000.00 shares of stock of Borrower.

         Section 10.5. Transactions With Affiliates. The Borrower will not enter into, and will not permit any Guarantor to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Borrower or any Guarantor, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Guarantor's business and upon fair and reasonable terms no less favorable to the Borrower or such Guarantor's than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Guarantor; provided that the foregoing shall not prohibit the Borrower or the Guarantors from entering into management contracts with Affiliates upon fair and reasonable terms in the ordinary course of business or from entering into transactions permitted by this Agreement.

         Section 10.6. Disposition of Assets. The Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, nor permit any Subsidiary to do so with any of its assets, except (a) licensing of surveys in the Data Library in the ordinary course of business, (b) dispositions of inventory in the ordinary course of business, and, (c) dispositions of tangible personal property of the Borrower and the Subsidiaries made in the best business judgment of the Borrower, if (i) no Event of Default has occurred and is continuing and (ii) no Event of Default would arise as a result of any such disposition.

         Section 10.7. Sale and Leaseback. The Borrower will not enter into, and will not permit any Guarantor to enter into, any arrangement with any Person pursuant to which any of them leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by any of them to such Person, except that the Borrower and the Guarantors may enter into such arrangements as financing techniques affecting assets acquired after the date hereof to the extent permitted by Section 10.1 hereof.

         Section 10.8. Nature of Business. The Borrower will not, and will not permit any Guarantor to, engage in any business other than the businesses in which they are engaged as of the date hereof and other businesses reasonably related thereto.

         Section 10.9. Environmental Protection. If, as a result thereof, a Material Adverse Effect could be reasonably be expected to result therefrom, the Borrower will not, and will not permit any Subsidiary to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material except in compliance with Environmental Law, (b) generate any Hazardous Material except in compliance with Environmental Law, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any of its Subsidiaries would be responsible.

         Section 10.10. Accounting. The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year or make any change
(a) in accounting treatment or reporting practices, except as permitted by GAAP, or (b) in tax reporting treatment, except as permitted by law.

         Section 10.11. Contracts. The Borrower will not and will not permit any Guarantor to, assign the rights to payment under a geophysical or seismic service contract to any Person, other than to the Agent.


                                  ARTICLE XI.

                              Financial Covenants

         The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder or the Issuing Bank has any obligation to issue Letters of Credit hereunder or any Letter of Credit Liabilities exist, the Borrower will observe and perform the following financial covenants:

         Section 11.1. Consolidated Tangible Net Worth. The Borrower will at all times maintain Consolidated Tangible Net Worth in an amount which is not less than the sum of (a) eighty percent (80%) of Consolidated Tangible Net Worth as of July 31, 1998, plus (b) fifty percent (50%) of Consolidated Net Income during the period beginning on the Effective Date and ending on the date on which such calculation is made, plus (c) one hundred percent (100%) of the sum of (i) the net proceeds of any equity issued by the Borrower or any of its Subsidiaries (on a consolidated basis) after the Effective Date and (ii) equity contributed to the Borrower or any of its Subsidiaries (on a consolidated basis) after the Effective Date in connection with the purchase or other acquisition by the Borrower or any Subsidiary of the assets or stock of any other Person. Consolidated Tangible Net Worth shall be calculated and tested quarterly as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending July 31, 1998.

         Section 11.2. Fixed Charge Coverage Ratio. The Borrower and its Subsidiaries will at all times maintain, on a consolidated basis, a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00. The Fixed Charge Coverage Ratio shall be calculated and tested quarterly as of the last day of each Fiscal Quarter for the Calculation Period ending on the last day of such Fiscal Quarter.

         Section 11.3. Funded Debt to Capitalization Ratio. The Borrower and its Subsidiaries will at all times maintain, on a consolidated basis, a Funded Debt to Capitalization Ratio of not greater than 0.40 to 1.00. The Funded Debt to Capitalization Ratio shall be calculated and tested quarterly as of the last day of each Fiscal Quarter.

         Section 11.4. Current Ratio. The Borrower and its Subsidiaries will at all times maintain a Current Ratio of not less than 1.50 to 1.00. The Current Ratio shall be calculated and tested quarterly as of the last day of each Fiscal Quarter.

         Section 11.5. Funded Debt to EBITDA Ratio. The Borrower and its Subsidiaries will at all times maintain, on a consolidated basis, a Funded Debt to EBITDA Ratio of not greater than 1.65 to 1.00. The Funded Debt to EBITDA Ratio shall be calculated and tested quarterly as of the last day of each Fiscal Quarter for the Calculation Period ending on the last day of such Fiscal Quarter.


                                  ARTICLE XII.

                                    Default

         Section 12.1. Events of Default. Each of the following shall be deemed an "Event of Default":

                 (a) The Borrower shall fail to pay (i) any interest or principal portion of the Obligations when due or (ii) any other portion of the Obligations within five (5) days after notice from the Agent or any Bank.

                 (b) Any representation or warranty made or deemed made by the Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

                 (c) The Borrower or any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in Section 9.1(i), Article X or Article XI of this Agreement.

                 (d) The Borrower or any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement (other than the covenants, agreements and terms the subject of Sections 12.1(a) or 12.1(c) above) or any other Loan Document and such failure shall continue unremedied for a period ended on the earlier to occur of (i) 15 days after notice from the Agent or any Bank and (ii) the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or any other employee serving in a comparable capacity (regardless of title) of the Borrower or any Guarantor obtains knowledge thereof.

                 (e) The Borrower or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

                 (f) An involuntary proceeding shall be commenced against the Borrower or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

                 (g) The Borrower or any Obligated Party Shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $1,000,000.00 against any of its assets or properties.

                 (h) A final judgment or judgments for the payment of money in excess of $1,000,000.00 in the aggregate shall be rendered by a court or courts against the Borrower, any of its Subsidiaries, or any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower or the relevant Subsidiary or Obligated Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

                 (i) The Borrower, any Subsidiary, or any Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated or any such Debt shall have been required to be prepaid prior to the stated maturity thereof.

                 (j) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower, any Subsidiary, any Obligated Party or any of their respective shareholders, or the Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or, subject to the provisions of Section 6.3, any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby.

                 (k) The Borrower, any of its Subsidiaries, or any Obligated Party, or any of their properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof.

         Section 12.2. Remedies Upon Default. If any Event of Default shall occur and be continuing, the Agent may (and if directed by Required Banks, shall) without notice terminate the Revolving Credit Commitments and declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default under
Section 12.1(e) or Section 12.1(f), the Revolving Credit Commitments shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower. Except as otherwise expressly set forth herein, if any Event of Default shall occur and be continuing, the Agent may take the actions authorized by Section 6.3 and exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

         Section 12.3. Letters of Credit. If any Event of Default shall occur and be continuing, the Borrower shall, if requested by the Agent, immediately deposit with and pledge to the Agent cash or cash equivalent investments in an amount equal to outstanding Letter of Credit Liabilities.

         Section 12.4. Performance by the Agent. If the Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, the Agent may, at the direction of the Required Banks, perform or attempt to perform such covenant or agreement on behalf of the Borrower. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount expended by the Agent or the Banks in connection with such performance or attempted performance to the Agent, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Agent, the Issuing Bank nor any Bank shall have any liability or responsibility for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.


                                 ARTICLE XIII.

                                   The Agent

         Section 13.1. Appointment, Powers and Immunities. In order to expedite the various transactions contemplated by this Agreement, the Banks and the Issuing Bank hereby irrevocably appoint and authorize Agent to act as their Agent hereunder and under each of the other Loan Documents. The Agent consents to such appointment and agrees to perform the duties of the Agent as specified herein. The Banks and the Issuing Bank authorize and direct the Agent to take such action in their name and on their behalf under the terms and provisions of the Loan Documents and to exercise such rights and powers thereunder as are specifically delegated to or required of the Agent for the Banks and the Issuing Bank, together with such rights and powers as are reasonably incidental thereto. The Agent is hereby expressly authorized to act as the Agent on behalf of itself, the other Banks and the Issuing Bank:

                 (a) To receive on behalf of each of the Banks, the Issuing Bank and the Agent any payment of principal, interest, fees or other amounts paid pursuant to this Agreement and the Revolving Credit Notes and to distribute to each Bank, the

         Issuing Bank and the Agent, or any or some of them its share of all payments so received as provided in this Agreement;

                 (b) To receive all documents and items to be furnished under the Loan Documents;

                 (c) To act as nominee for and on behalf of the Banks, the Issuing Bank and the Agent in and under the Loan Documents;

                 (d) To arrange for the means whereby the funds of the Banks are to be made available to the Borrower;

                 (e) To distribute to the Banks and the Issuing Bank information, requests, notices, payments, prepayments, documents and other items received from the Borrower, the other Obligated Parties, and other Persons;

                 (f) To execute and deliver to the Borrower, the other Obligated Parties, and other Persons, all requests, demands, approvals, notices, and consents received from the Banks and the Issuing Bank;

                 (g) To the extent permitted by the Loan Documents, to exercise on behalf of itself, each Bank and the Issuing Bank all rights and remedies of Banks upon the occurrence of any Event of Default;

                 (h) To accept, execute, and deliver any security documents as the secured party, including, without limitation all financing statements; and

                 (i) To take such other actions as may be requested by Required Banks.

         Neither the Agent nor any of its Affiliates, officers, directors, employees, attorneys, or agents shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with this Agreement or any of the other Loan Documents except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, the Agent (i) may treat the payee of any Revolving Credit Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (ii) shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Bank or the Issuing Bank; (iii) shall not be required to initiate any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Banks; (iv) shall not be responsible to the Banks or the Issuing Bank for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Person to perform any of its obligations hereunder or thereunder; (v) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by this Agreement, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law.

         Section 13.2. Rights of Agent as a Bank. With respect to its Commitment, the Advances made by it and the Revolving Credit Notes issued to it, the Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent or the Issuing Bank and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may (without having to account therefor to any Banks or the Issuing Bank) accept deposits from, lend money to, act as trustee under indentures of, provide merchant banking services to, and generally engage in any kind of business with the Borrower, any of its Subsidiaries, any other Obligated Party, and any other Person who may do business with or own securities of the Borrower, any Subsidiary, or any other Obligated Party, all as if it were not acting as the Agent and without any duty to account therefor to the Banks or the Issuing Bank.

         Section 13.3. Sharing of Payments, Etc. If any Bank shall obtain any payment of any principal of or interest on any Advance made by it under this Agreement or payment of any other obligation under the Loan Documents then owed by the Borrower or any other Obligated Party to such Bank, whether voluntary, involuntary, through the exercise of any right of setoff, banker's lien, counterclaim or similar right, or otherwise, in excess of its pro





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
rata share, such Bank shall promptly purchase from the other Banks participations in the Advances held by them hereunder in such amounts, and make such other adjustments from time to time as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks in accordance with its pro rata portion thereof. To such end, all of the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank so purchasing a participation in the Advances made by the other Banks may exercise all rights of setoff, banker's lien, counterclaim, or similar rights with respect to such participation as fully as if such Bank were a direct holder of Advances to the Borrower in the amount of such participation.
Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

         Section 13.4. INDEMNIFICATION. THE BANKS HEREBY AGREE TO INDEMNIFY THE AGENT FROM AND HOLD THE AGENT AND THE ISSUING BANK HARMLESS AGAINST (TO THE EXTENT NOT REIMBURSED UNDER SECTIONS 14.1 AND 14.2, BUT WITHOUT LIMITING THE OBLIGATIONS OF THE BORROWER UNDER SECTIONS 14.1 AND 14.2), RATABLY IN ACCORDANCE WITH THEIR RESPECTIVE COMMITMENTS, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS' FEES), AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE AGENT OR THE ISSUING BANK IN ANY WAY RELATING TO OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY THE AGENT OR THE ISSUING BANK UNDER OR IN RESPECT OF ANY OF THE LOAN DOCUMENTS; PROVIDED, THAT NO BANK SHALL BE LIABLE FOR ANY PORTION OF THE FOREGOING TO THE EXTENT CAUSED BY THE AGENT'S OR THE ISSUING BANK'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE EXPRESS INTENTION OF THE BANKS THAT THE AGENT AND THE ISSUING BANK SHALL BE INDEMNIFIED HEREUNDER
FROM AND HELD HARMLESS AGAINST ALL OF SUCH LIABILITIES, OBLIGATIONS,    LOSSES,
DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS' FEES), AND DISBURSEMENTS OF ANY KIND OR NATURE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE AGENT OR THE ISSUING BANK. WITHOUT LIMITING ANY OTHER PROVISION OF THIS SECTION, EACH BANK AGREES TO REIMBURSE THE AGENT AND THE ISSUING BANK PROMPTLY

UPON DEMAND FOR ITS PRO RATA SHARE (CALCULATED ON THE BASIS OF THE COMMITMENTS) OF ANY AND ALL OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEYS' FEES) INCURRED BY THE AGENT OR THE ISSUING BANK IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THE LOAN DOCUMENTS, TO THE EXTENT THAT THE AGENT OR THE ISSUING BANK IS NOT REIMBURSED FOR SUCH EXPENSES BY THE BORROWER.

         Section 13.5. Independent Credit Decisions. Each Bank agrees that it has independently and without reliance on the Agent, the Issuing Bank, or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the Obligated Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, the Issuing Bank, or any other Bank, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any Obligated Party of this Agreement or any other Loan Document or to inspect the properties or books of the Borrower or any Obligated Party. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide the Issuing Bank or any Bank with any credit or other financial information concerning the affairs, financial condition or business of the Borrower or any Obligated Party (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.

         Section 13.6. Several Commitments. The Commitments and other obligations of the Banks under this Agreement are several. The default by any Bank in making an Advance in accordance with its' Commitment shall not relieve the other Banks of their obligations under this Agreement. In the event of any default by any Bank in making any Advance, each nondefaulting Bank shall be obligated to make its Advance but shall not be obligated to advance the amount which the defaulting Bank was required to advance hereunder. In no event shall any Bank be required to advance an amount or amounts which shall in the aggregate exceed such Bank's Commitment. No Bank shall be responsible for any act or omission of any other Bank.

         Section 13.7. Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks (with the consent of the Borrower, with consent will not be unreasonably withheld) will have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or any State thereof and having combined capital and surplus of at least $500,000,000.00. Upon the acceptance of its appointment as successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges, immunities, and duties of the resigning or removed Agent, and the resigning or removed Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent's resignation or removal as Agent, the provisions of this Article XIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was the Agent.


                                  ARTICLE XIV.

                                 Miscellaneous

         Section 14.1. Expenses. The Borrower hereby agrees to pay on demand (a) all reasonable costs and expenses of the Agent in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel for the Agent, the Issuing Bank and/or the Banks, (b) all reasonable costs and expenses of the Agent, the Issuing Bank and/or the Banks in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of legal counsel for the Agent, the Issuing Bank and/or the Banks, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other reasonable costs and expenses incurred by the Agent, the Issuing Bank and/or the Banks in connection with this Agreement or any other Loan Document, including, without limitation, all costs, expenses, and other charges incurred in connection with obtaining audit, or appraisal in respect of the Collateral.

         SECTION 14.2. INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY EACH OF THE AGENT, THE ISSUING BANK, AND THE BANKS AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS' FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY THE BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS' FEES) ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH PERSON, BUT NOT SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

         Section 14.3. Limitation of Liability. Neither the Agent, the Issuing Bank or the Banks nor any Affiliate, officer, director, employee, attorney, or agent of the Agent, the Issuing Bank or the Banks shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent, the Issuing Bank or the Banks or any of such Person's Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Nothing contained in this Section shall affect the rights of the Borrower to collect actual damages awarded to them against any of the Agents, the Issuing Bank, the Banks or any Affiliate of any of the foregoing Persons.

         Section 14.4. No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by any of the Agent, the Issuing Bank or the Banks shall have the right to act exclusively in the interest of such Persons and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower or any of the Borrower's shareholders or any other Person.

         Section 14.5. Bank Not Fiduciary. The relationship between the Borrower, on one hand, and the Agent, the Issuing Bank and the Banks, on the other hand, is solely that of debtor and creditor, and no such Person has any fiduciary or other special relationship with the Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and such Persons to be other than that of debtor and creditor.

         Section 14.6. Equitable Relief. The Borrower recognizes that in the event the Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to the Agent, the Issuing Bank and the Banks. The Borrower therefore agrees that the Agent, the Issuing Bank and the Banks, if any of such Persons so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         Section 14.7. No Waiver: Cumulative Remedies. No failure on the part of any of the Agent, the Issuing Bank or the Banks to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

         Section 14.8. Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent and all of the Banks. Any Bank may sell participations to one or more banks or other institutions in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Advances owing to it); provided, however, that (i) such

Bank's obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitments) shall remain unchanged, (ii) such Bank shall remain solely responsible to the Borrower for the performance of such obligations, (iii) such Bank shall remain the holder of its Revolving Credit Notes for all purposes of this Agreement, (iv) the Borrower shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the other Loan Documents, and (v) such Bank shall not sell a participation that conveys to the participant the right to vote or give or withhold consents under this Agreement or any other Loan Document.

         (b) The Borrower and each of the Banks agree that any Bank (the "Assigning Bank") may, with the Agent's consent and unless an Event of Default has occurred, the Borrower's consent, which consent of the Borrower shall not be unreasonably withheld or delayed, at any time assign to one or more Eligible Assignees all, or a proportionate part of all, of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitments and Advances) (each an "Assignee"); provided, however, that (i) each such assignment shall be of a consistent, and not a varying, percentage of all of the Assigning Bank's Commitments, rights and obligations under this Agreement and the other Loan Documents, (ii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement and the other Loan Documents, the amount of the Commitments of the Assigning Bank being assigned pursuant to each assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000.00, and (iii) the parties to each such assignment shall execute and deliver to the Agent for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with the Revolving Credit Notes subject to such assignment, and a processing and recordation fee of $3,500.00 to be paid by the Assignee. Upon such execution, delivery, acceptance, and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, or, if so specified in such Assignment and Acceptance, the date of acceptance thereof by the Agent, (x) the assignee thereunder shall be a party hereto as a "Bank" and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and under the Loan Documents and (y) the Bank that is an assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a Bank's rights and obligations under the Loan Documents, such Bank shall cease to be a party thereto).

         (c) By executing and delivering an Assignment and Acceptance, the Bank that is an assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Loan Documents or the execution, legality, validity, and enforceability, genuineness, sufficiency, or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such Assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Obligated Party or the performance or observance by the Borrower or any Obligated Party of its obligations under the Loan Documents; (iii) such assignee confirms that it has received a copy of the other Loan Documents, together with copies of the current financial statements dated a date acceptable to such assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent or such assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

         (d) The Agent shall maintain at its Principal Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, the Issuing Bank and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes under the Loan Documents. The Register shall be available for inspection by the Borrower, the Issuing Bank or any Bank at any reasonable time and from time to time upon reasonable prior notice.

         (e) Upon its receipt of an Assignment and Acceptance executed by an Assigning Bank and assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in the form satisfactory to the Agent in its sole discretion, (i) accept such Assignment and Acceptance,
(ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower, at its expense, shall execute and deliver to the Agent in exchange for the surrendered the Revolving Credit Notes, new Revolving Credit Notes to the order of such Eligible Assignee in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance and, if the Assigning Bank has retained a portion of its Commitments, new Revolving Credit Notes to the order of the Assigning Bank in an amount equal to the Commitments retained by it hereunder (each such promissory note shall constitute a "Revolving Credit Note" for purposes of the Loan Documents). Such new Revolving Credit Notes shall be in an aggregate principal amount of the surrendered Revolving Credit Notes, shall be dated the last interest payment date prior to the effective date of such Assignment and Acceptance, and shall otherwise be in substantially the form of the appropriate Revolving Credit Notes initially issued pursuant hereto with appropriate changes.

         (f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or its Subsidiaries furnished to such Bank by or on behalf of the Borrower or its Subsidiaries.

         Section 14.9. Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by any of the Agent, the Issuing Bank or the Banks or any closing shall affect the representations and warranties or the right of any such Person to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Article V and Sections 14.1 and 14.2 shall survive repayment of the Revolving Credit Notes and termination of the Commitments.

         SECTION 14.10. ENTIRE AGREEMENT; AMENDMENTS. THIS AGREEMENT, THE REVOLVING CREDIT NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. THE PROVISIONS OF THIS

AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH ANY OF THE BORROWER IS A PARTY MAY BE AMENDED OR WAIVED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTIES HERETO. NO AMENDMENT, MODIFICATION OR WAIVER OF, OR CONSENT WITH RESPECT TO, ANY PROVISION OF THIS AGREEMENT OR THE NOTES SHALL IN ANY EVENT BE EFFECTIVE UNLESS THE SAME SHALL BE IN WRITING AND SIGNED AND DELIVERED BY BANKS HAVING AN AGGREGATE PERCENTAGE OF NOT LESS THAN THE AGGREGATE PERCENTAGE EXPRESSLY DESIGNATED HEREIN WITH RESPECT THERETO OR, IN THE ABSENCE OF SUCH DESIGNATION AS TO ANY PROVISION OF THIS AGREEMENT OR THE NOTES, BY THE REQUIRED BANKS, AND THEN ANY SUCH AMENDMENT, MODIFICATION, WAIVER OR CONSENT SHALL BE EFFECTIVE ONLY IN THE SPECIFIC INSTANCE AND FOR THE SPECIFIC PURPOSE FOR WHICH GIVEN. NO AMENDMENT, MODIFICATION, WAIVER OR CONSENT SHALL CHANGE THE PERCENTAGE OF ANY BANK WITHOUT THE CONSENT OF SUCH BANK. NO AMENDMENT, MODIFICATION, WAIVER OR CONSENT SHALL (a) EXTEND OR INCREASE THE AMOUNT OF THE COMMITMENTS, (b) EXTEND THE DATE FOR PAYMENT OF ANY PRINCIPAL OF OR INTEREST ON THE ADVANCES OR ANY FEES OR OTHER AMOUNTS PAYABLE HEREUNDER, (c) REDUCE THE PRINCIPAL AMOUNT OF ANY ADVANCES, THE RATE OF INTEREST THEREON OR ANY FEES OR OTHER AMOUNTS PAYABLE HEREUNDER, (d) RELEASE A GUARANTY AGREEMENT (OTHER THAN WITH RESPECT TO A GUARANTOR WHICH CEASES TO BE A MATERIAL SUBSIDIARY AS A RESULT OF A TRANSACTION PERMITTED HEREUNDER) OR ALL OR SUBSTANTIALLY ALL OF THE COLLATERAL OR (e) REDUCE THE AGGREGATE PERCENTAGE REQUIRED TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR CONSENT WITHOUT, IN EACH CASE, THE CONSENT OF ALL BANKS. NO PROVISIONS OF ARTICLE XIII OR OTHER PROVISION OF THIS AGREEMENT AFFECTING THE AGENT IN ITS CAPACITY AS SUCH SHALL BE AMENDED, MODIFIED OR WAIVED WITHOUT THE CONSENT OF THE AGENT. NO PROVISION OF THIS AGREEMENT RELATING TO THE RIGHTS OR DUTIES OF AN ISSUING BANK IN ITS CAPACITY AS SUCH SHALL BE AMENDED, MODIFIED OR WAIVED WITHOUT THE CONSENT OF SUCH ISSUING BANK.

         Section 14.11. Maximum Interest Rate. No provision of this Agreement or any other Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any of the Agent, the Issuing Bank or the Banks ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Revolving Credit Notes; and, if the principal of the Revolving Credit Notes has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and the Agent, the Issuing Bank and the Banks shall, to the extent permitted by applicable law,
(a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Revolving Credit Notes so that interest for the entire term does not exceed the Maximum Rate.

         Section 14.12. Notices. All notices and other communications provided for in this Agreement and the other Loan Documents to which the Borrower is a party shall be in writing and may be telecopied (faxed), mailed by certified mail return receipt requested, or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party at such other address as shall be designated by such party in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, notices to the Agent pursuant to Articles II, III and IV shall not be effective until received by the Agent.

         SECTION 14.13. GOVERNING LAW; VENUE; SERVICE OF PROCESS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS AGREEMENT HAS BEEN ENTERED INTO IN HARRIS COUNTY, TEXAS, AND IT SHALL BE PERFORMABLE FOR ALL PURPOSES IN HARRIS COUNTY, TEXAS. SUBJECT TO SECTION 14.20, ANY ACTION OR PROCEEDING AGAINST THE BORROWER UNDER OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN HARRIS COUNTY, TEXAS. THE BORROWER HEREBY IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. THE BORROWER AGREES THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED OR DETERMINED IN

ACCORDANCE WITH THE PROVISIONS OF SECTION 14.12. NOTHING HEREIN OR IN ANY OF THE OTHER LOAN DOCUMENTS SHALL AFFECT THE RIGHT OF THE AGENT, THE ISSUING BANK OR THE BANKS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR, SUBJECT TO SECTION 14.20, SHALL LIMIT THE RIGHT OF SUCH PERSONS TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR WITH RESPECT TO ANY OF ITS PROPERTY IN COURTS IN OTHER JURISDICTIONS. SUBJECT TO SECTION 14.20, ANY ACTION OR PROCEEDING BY THE BORROWER AGAINST ANY OF THE AGENT, THE ISSUING BANK OR THE BANKS SHALL BE BROUGHT ONLY IN A COURT LOCATED IN HARRIS COUNTY, TEXAS.

         Section 14.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 14.15. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

         Section 14.16. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

         Section 14.17. Non-Application of Chapter 15 of Texas Credit Code. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes, Article 5069-15) are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

         Section 14.18. Construction. The Borrower, the Agent, the Issuing Bank and the Banks acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrower, the Agent, the Issuing Bank and the Banks.

         Section 14.19. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

         Section 14.20. Arbitration. The Borrower, the Agent, the Issuing Bank and the Banks (the "Parties") agree that upon the written demand of any Party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Agreement or any other Loan Document or otherwise, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association ("AAA"). Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in the city nearest the Borrower's address having an AAA regional office, or at any other place selected by mutual agreement of the Parties. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a Party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.

         Section 14.21. Waiver of Trial By Jury. To the fullest extent permitted, by applicable law, the Borrower hereby voluntarily, knowingly, irrevocably and unconditionally waives any right to have a jury participate in resolving any dispute (whether based upon contract, tort or otherwise) between or among the Borrower and any other Party to this Agreement arising out of or in any way related to this Agreement, any other Loan Documents, or any relationship between any other Party to this Agreement and the Borrower. This provision is a material inducement to the Banks to provide the financing described in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                  BORROWER:

                                  VERITAS DGC INC.,
                                  a Delaware corporation


                                  By:
                                     ------------------------------------
                                           Anthony Tripodo
                                           Executive Vice President and
                                           Chief Financial Officer

                                  Address for Notices:
                                  3701 Kirby Drive, Suite 112
                                  Houston, Texas 77098
                                  Fax No.:  713-630-4456
                                  Telephone No.:  713-526-5611
                                  Attention:  Chief Financial Officer



                                  AGENT:


                                  BANK ONE, TEXAS, N.A.


                                  By:
                                     ------------------------------------
                                           Marc A. Dunmire
                                           Vice President

                                  Address for Notices:
                                  910 Travis
                                  Houston, Texas 77002
                                  Fax No.:  713-751-6199
                                  Telephone No.:  713-751-3644
                                  Attention:  Marc A. Dunmire

                                   ISSUING BANK:

                                   BANK ONE, TEXAS, N.A.


                                   By:
                                      -------------------------------
                                            Marc A. Dunmire
                                            Vice President

                                   Address for Notices:
                                   910 Travis
                                   Houston, Texas 77002
                                   Fax No.:  713-751-6199
                                   Telephone No.:  713-751-3644
                                   Attention:  Marc A. Dunmire



                                   BANKS:

                                   BANK ONE, TEXAS, N.A.


                                   By:
                                      -------------------------------
                                            Marc A. Dunmire
                                            Vice President

                                   Address for Notices:
                                   910 Travis
                                   Houston, Texas 77002
                                   Fax No.:  713-751-6199
                                   Telephone No.:  713-751-3644
                                   Attention:  Marc A. Dunmire


                                   Applicable Lending Office:

                                   910 Travis
                                   Houston, Texas 77002
                                   Fax No.:  713-751-6199
                                   Telephone No.:  713-751-3644
                                   Attention:  Marc A. Dunmire


                                   Revolving Credit Commitment:

                                   $30,000,000.00

                                   COMERICA BANK


                                   By:
                                      ------------------------------------
                                            Reginald M. Goldsmith, III
                                            Vice President

                                   Address for Notices:
                                   4100 Spring Valley
                                   Dallas, Texas 75244
                                   Fax No.:  214-818-2550
                                   Telephone No.:  214-818-2548
                                   Attention:  Reginald M. Goldsmith,
                                                 III


                                   Applicable Lending Office:

                                   4100 Spring Valley
                                   Dallas, Texas 75244
                                   Fax No.:  702-791-2371
                                   Telephone No.:  702-791-4804
                                   Attention:  Reginald M. Goldsmith,
                                                 III and Regina McGuire


                                   Revolving Credit Commitment:

                                   $10,000,000.00

                                   BANQUE NATIONALE DE PARIS


                                   By:
                                      -------------------------------
                                            Mike Shryock
                                            Vice President

                                   Address for Notices:
                                   333 Clay Street, Suite 3400
                                   Houston, Texas 77002
                                   Fax No.:  713-659-1414
                                   Telephone No.:  713-951-1224
                                   Attention:  Mike Shryock


                                   Applicable Lending Office:

                                   333 Clay Street, Suite 3400
                                   Houston, Texas 77002
                                   Fax No.:  713-659-1414
                                   Telephone No.:  713-951-1224
                                   Attention:  Mike Shryock


                                   Revolving Credit Commitment:

                                   $10,000,000.00

                               INDEX TO SCHEDULES

     Schedule             Description of Schedule                                                  Section
     1.1.A.               Pricing Schedule                                                          1.1

     1.1.B.               Guarantors                                                                1.1

     1.1.C.               Restricted Subsidiaries                                                   1.1

       8.5                Existing Litigation                                                       8.5

       8.9                Existing Debt                                                             8.9

      8.14                List of Subsidiaries                                                      8.14

      8.20                Environmental Matters                                                     8.20

      10.2                Existing Liens                                                            10.2




                               INDEX TO EXHIBITS

     Exhibit              Description of Exhibit                                                  Section/
                                                                                                  Appendix
       "A"                Form of Revolving Credit Note                                             2.2

       "B"                Security Agreement-Borrower                                               6.1

      "C-1"               Form of Security Agreement-Guarantor
                          (Domestic corporate Guarantors)                                           6.1

      "C-2"               Security Agreement-Guarantor (Partnership)                                6.1

      "C-3"               Charge Debenture (Malaysia)                                               6.1

      "C-4"               Charge Debenture (U.K.)                                                   6.1

       "D"                Form of Guaranty                                                          7.1

       "E"                Advance Request Form                                                     7.2(a)

       "F"                Compliance Certificate                                                   9.1(c)

       "G"                Borrowing Base Report                                                    7.2(q)

       "H"                Conversion/Continuation Notice                                            4.9

                                 SCHEDULE 1.1.A

                                Pricing Schedule

         The Prime Rate Margin, the LIBOR Margin, the rate per annum applicable for non-use fees and the rate per annum applicable for letter of credit fees, respectively, shall be determined in accordance with the table below and the other provisions of this Schedule 1.1.A.



                                   LEVEL I            LEVEL II          LEVEL III           LEVEL IV

  Rate for Non-Use Fee
                                    0.200%             0.250%            0.375%              0.375%

  LIBOR Margin                      0.625%             0.875%            1.125%              1.375%

  Prime Rate Margin                 0.000%             0.000%            0.000%              0.000%

  Rate for Letters
  of Credit                         0.625%             0.875%            1.125%              1.375%


         Level I applies when the Funded Debt to EBITDA Ratio is less than 1.00 to 1.00.

         Level II applies when the Funded Debt to EBITDA Ratio is equal to or greater than 1.00 to 1.00 but less than 1.25 to 1.00.

         Level III applies when the Funded Debt to EBITDA Ratio is equal to or greater than 1.25 to 1.00 but less than 1.50 to 1.00.

         Level IV applies when the Funded Debt to EBITDA Ratio is equal to or greater than 1.50 to 1.00.

         The applicable Level shall be adjusted, to the extent applicable, 45 days (or, in the case of the last Fiscal Quarter of any Fiscal Year, 120 days) after the end of each Fiscal Quarter based on the Funded Debt to EBITDA Ratio as of the last day of such Fiscal Quarter; provided that if the Borrower fails to deliver the financial statements required by Section 9.1(a) or 9.1(b), as applicable, and the related Compliance Certificate required by Section 9.1(c) by the 45th day (or, if applicable, the 120th day) after any Fiscal Quarter, Level IV shall apply until such financial statements are delivered. Notwithstanding the foregoing, the applicable Level shall be Level I at all times prior to receipt of financial statements and the related Compliance Certificate as of July 31, 1998.

                                 SCHEDULE 1.1.B

                               List of Guarantors

                             Addresses for Notices



Digicon Geophysical Corp.
3701 Kirby Drive, Suite 112
Houston, Texas 77098
Fax No.:  713-630-4456
Telephone No.:  713-526-5611
Attention:  Chief Financial Officer


Digicon (Malaysia) Sdn. Bhd.
c/o Veritas DGC Asia pacific, Ltd.
Union Industrial ldg. #06-01, 37
Jalan Pemimpin
Singapore 577177
Fax No.:  65-259-1336
Telephone No.:  65-359-3212
Attention:  Nirmal Singh


Euroseis, Inc.
3701 Kirby Drive, Suite 112
Houston, Texas 77098
Fax No.:  713-630-4456
Telephone No.:  713-526-5611
Attention:  Chief Financial Officer


Veritas DGC Asia Pacific, Ltd.
3701 Kirby Drive, Suite 112
Houston, Texas 77098
Fax No.:  713-630-4456
Telephone No.:  713-526-5611
Attention:  Chief Financial Officer


Veritas DGC Land Inc.
3701 Kirby Drive, Suite 112
Houston, Texas 77098
Fax No.:  713-630-4456
Telephone No.:  713-526-5611
Attention:  Chief Financial Officer

Veritas DGC, Ltd.
Digicon Centre, Crompton Way
Crawley, Sussex, RH10 2QR
England
Fax No.:  011-44-1293-443010
Telephone No.:  011-44-1293-443000
Attention:  Martin Sambrook


Veritas Energy Services Partnership
2200, 715 - 5th Avenue SW
Calgary, Alberta T2P 5A2
Fax No.:  403-205-6040
Telephone No.:  403-205-6000
Attention:  Barb Exner

                                 SCHEDULE 1.1.C

                            Restricted Subsidiaries